                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          AMENDMENT NO. 3 TO FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             GENESIS FINANCIAL, INC.
                 (Name of small business issuer in its charter)

          WASHINGTON                              6199                               03-0377717
          ----------                              ----                               ----------
  (State or jurisdiction of           (Primary Standard Industrial                (I.R.S. Employer
incorporation or organization)         Classification Code Number)               Identification No.)


   200 N. MULLAN ROAD, SUITE 217, SPOKANE, WA 99206 TELEPHONE: (509) 462-1468
   --------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)

                200 N. MULLAN ROAD, SUITE 217, SPOKANE, WA 99206
                ------------------------------------------------
(Address of principal place of business or intended principal place of business)

         BRAD E. HERR, 200 N. MULLAN ROAD, SUITE 213, SPOKANE, WA 99201
              (509) 340-0273 (TELEPHONE) (509) 340-0277 (FACSIMILE)
            (Name, address and telephone number of agent for service)

                    APPROXIMATE DATE OF PROPOSED SALE TO THE
             PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION
                          STATEMENT BECOMES EFFECTIVE.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________


If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

-------------------------------- -------------------- ---------------------- ---------------------- -------------------
 Title of each class of shares    Dollar amount to      Proposed maximum       Proposed maximum         Amount of
       to be registered             be registered      offering price per     aggregate offering     registration fee
                                                              share                  price
-------------------------------- -------------------- ---------------------- ---------------------- -------------------
COMMON STOCK, $.001 PAR VALUE
(NOTE 1)                                   $ 737,280                 $ 1.00              $ 737,280            $ 184.33
-------------------------------- -------------------- ---------------------- ---------------------- -------------------
RESALES OF COMMON STOCK ,
$.001 PAR VALUE, UNDERLYING
$3.00 WARRANTS                             $ 412,500                 $ 3.00              $ 412,500            $ 103.13
-------------------------------- -------------------- ---------------------- ---------------------- -------------------
PREFERRED STOCK, $10.00 PAR
VALUE                                    $ 1,000,000                $ 10.00            $ 1,000,000            $ 250.00
-------------------------------- -------------------- ---------------------- ---------------------- -------------------

Note 1: 737,280 shares of Genesis Financial, Inc. common stock that are owned by Temporary Financial Services, Inc. (TFS) are being registered for a spin-off distribution to TFS shareholders. For purposes of calculating the registration fee, the Registrant has used the registrant has used $1.00 per share as the current estimated fair value of the shares being distributed.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL GENESIS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


Page ____ of _____

--------------------------------------------------------------------------------
The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------



                                   PROSPECTUS
                                     Genesis
                                 Financial, Inc.
                           (A Washington Corporation)

--------------------------------------------------------------------------------
        100,000 SHARES OF SERIES A CUMULATIVE PREFERRED STOCK OFFERED AT
                                $10.00 PER SHARE
                        137,500 COMMON SHARES FOR RESALE
                           BY SELLING SECURITY HOLDERS
           737,280 SHARES OF COMMON STOCK FOR A SPIN OFF DISTRIBUTION
--------------------------------------------------------------------------------

This is an initial public offering and distribution of shares of Genesis Financial, Inc. ("Genesis" or the "Company"). The offering is being undertaken to permit the sale of 100,000 Series A Cumulative Preferred Shares ("preferred stock") at $10.00 per share. If the preferred stock is fully subscribed, the offering will generate gross offering proceeds of $1,000,000. The preferred stock is being offered by Genesis on a self-underwritten, best-efforts basis. No commissions will be paid. No minimum offering amount must be sold before closing and no escrow account has been established for offering proceeds.

In addition, 137,500 common shares are being registered to allow resale by holders of common stock obtained through exercise of outstanding common stock purchase warrants at $3.00 per share (the "selling security holders"). None of the common stock purchase warrants have been exercised as of the date of this prospectus. Rights of the selling security holders to resell the underlying common stock in this offering will first require that the common stock purchase warrants be exercised in accordance with applicable agreements and regulations. The shares registered for resale will be sold at $3.00 per share until the shares are quoted on the OTC Bulletin Board of other specified market, and may thereafter be sold at prevailing market prices.

Also included in this registration statement are 737,280 shares of common stock owned by Temporary Financial Services, Inc. ("TFS") to be distributed to the shareholders of TFS. Genesis will not receive any proceeds from the distribution of its common stock to TFS. Shareholders of TFS will receive one share of Genesis's common stock for each share of TFS common stock that they hold as of the record date for the distribution. The record date for the distribution will correspond to the effective date of the registration statement. Distribution of the common stock to TFS shareholders will be made within 30 days of the date of this prospectus.

                 The offering will terminate on March 31, 2004.

Shares of Genesis's common stock, preferred stock, and the common stock purchase warrants are not presently publicly traded. We can provide no assurance that a public market for our securities will develop and ownership or our securities is likely to be an illiquid investment.

INVESTING IN OUR COMMON STOCK AND OUR PREFERRED STOCK INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD READ THE "RISK FACTORS" BEGINNING ON PAGE _____.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, nor has any such regulatory body reviewed this prospectus for accuracy or completeness. Any representation to the contrary is a criminal offense.

------------------------------ ---------------------------- ---------------------------- ----------------------------
                                     Shares Offered               Offering Price             Proceeds to Company
------------------------------ ---------------------------- ---------------------------- ----------------------------
Preferred Offering                       100,000                      $10.00                     $1,000,000
------------------------------ ---------------------------- ---------------------------- ----------------------------

                 The date of this Prospectus is __________, 2003

                                TABLE OF CONTENTS

===================================================================================================================
                                                                                                               Page
                                                                                                               ----
Prospectus Summary................................................................................................3
Risk Factors......................................................................................................5
The Spin-Off......................................................................................................8
The Preferred Stock Offering and Warrant Exercise................................................................10
Use of Proceeds..................................................................................................11
Disclosure Regarding Forward Looking Statements..................................................................12
Capitalization...................................................................................................13
Determination of Offering Price..................................................................................13
Certain Market Information and Market Risks......................................................................14
Dilution.........................................................................................................15
Managements Discussion and Analysis..............................................................................16
Business.........................................................................................................19
Contracts Purchased Through March 31, 2003.......................................................................32
Description of Property..........................................................................................32
Directors, Executive Officers, and Key Personnel.................................................................33
Management Compensation..........................................................................................35
Security Ownership of Certain Beneficial Owners and Management...................................................36
Selling Security Holders.........................................................................................38
Certain Relationships, Related Transactions and Conflicts of Interest............................................38
Description of Securities........................................................................................40
Plan of Distribution.............................................................................................42
Shares Eligible for Future Sale..................................................................................43
Statement as to Indemnification..................................................................................44
Legal Matters....................................................................................................44
Accountant.......................................................................................................44
Litigation.......................................................................................................44
Supplemental Sales Material......................................................................................44
Where You Can Find Additional Information........................................................................44
Financial Statements...........................................................................................FS-1
===================================================================================================================

                               PROSPECTUS SUMMARY

         This summary highlights information contained in this prospectus. Investors should read the entire prospectus, including the financial statements carefully. This prospectus describes risks of investment that should be fully considered by each investor prior to investing. See "Risk Factors" at Page ____.

EXECUTIVE                 OFFICE Our executive offices are located at 200 North
                           Mullan Road, Suite 217, Spokane, Washington 99206. You may contact us by telephone at (509) 462-1468, by facsimile at (509) 462-1479, or by E-Mail at genesis@genesisfinance.com.

THE BUSINESS               Genesis was organized on January 24, 2002 to acquire
                           and resell seller financed real estate receivables contracts ("contracts"). We will buy the receivables through referring brokers. There are more than 3,000 brokers throughout the United States, and many have had prior dealings with our principals. Our primary business focus will involve purchasing contracts at a discount, holding the contracts for a short period for additional seasoning, and then reselling the contracts in pools. Seasoning occurs when a contract builds additional payment history during our holding period. Positive payment history adds to the resale value of the types of contracts that we will purchase. After we hold the contracts to add seasoning, we will assemble groups of contracts into pools and offer the pools to the resale market. We control the number and type of contracts in a given pool to attempt to maximize pool resale values. There is no assurance that we will be able to sell pools at a profit. In addition, from time to time, we may joint venture Contract purchases with other investors for longer term holding periods, and we may create other investment vehicles designed to increase the length of time that selected contracts can be held.
                           See "Business" at Page ___.

SPIN-OFF 1,000,000 shares of our common stock are held by Temporary Financial Services, Inc. ("TFS"). Pursuant to this prospectus, TFS will distribute 737,280 shares of the Genesis common stock it owns to its shareholders. This equates to one share of Genesis common stock distributed to each TFS shareholder for each one share of TFS common stock held. The spin-off is being undertaken by TFS to allow our management and the management of TFS to focus on their respective businesses. As a result of the spin-off and the concurrent offering of Series A preferred stock, Genesis will become a publicly traded company and we believe that this will also improve our access to the capital markets for additional growth capital. See "Spin-Off" at Page ----.

PREFERRED STOCK            In addition to the spin-off transaction, we are also
                           seeking to raise new equity capital through an offering of preferred stock. A maximum of 100,000
                           Series A Preferred Shares are offered at $10.00 per
                           Share. The Series A Preferred Shares are being sold at face value and will include an 8% dividend preference, liquidation preferences and other rights.
                           See "Description of Securities - Preferred Stock" at
                           Page ___. The preferred stock offering is being made by Genesis on a best efforts self underwritten basis. See "Plan of Distribution at Page ___. If all
                           100,000 shares are sold, the preferred stock offering will generate gross offering proceeds of $1,000,000.

OFFERING PERIOD            The offering of Series A Preferred Shares is
                           effective on the date of this prospectus and will continue until December 31, 2003 unless earlier terminated by Genesis. No escrow account has been established for the preferred stock offering and all funds from sales of Preferred Shares will be immediately available for use by Genesis as set forth in this prospectus. See "Risk Factors" at Page ___ and "Use of Proceeds" at Page ___.

WARRANTS Genesis sold 137,500 units in private placement offerings at an offering price of $2.00 per unit. Each unit consisted of one share of common stock and one common stock Purchase Warrant (the "warrants"). The warrants are exercisable at $3.00 per share at anytime beginning after December 31, 2002 and expiring on April 30, 2004. The warrants may be called by Genesis on thirty days notice. See "Description of Securities - Warrants" at Page ____. 137,500 shares of common stock underlying the warrants are included in this prospectus. This will allow the holders of the warrants to exercise the warrants and then sell the shares received. See "Selling Security Holders" at Page ___. If all of the warrants are exercised, Genesis will receive $412,500 in new equity funds.

CAPITAL STOCK              As of the date of this Prospectus, Genesis has
                           2,237,500 shares of common stock issued and outstanding. An additional 137,500 shares are issuable on exercise of the outstanding warrants and 513,500 are issuable on exercise of stock options granted. None of the warrants or options have been exercised to date.

USE OF PROCEEDS            The expenses of this offering are estimated to be
                           $50,000. If all of the preferred stock is sold and all of the warrants are exercised, Genesis will receive net offering proceeds of $1,362,500 after payment of expenses. The net offering proceeds will be used to acquire interests in Seller Financed Real
                           Estate Receivables contracts. See "Use of Proceeds" at Page ___.

RISK FACTORS               Investing in our securities involves a high degree of
                           risk. You should read and carefully consider the "Risk Factors" on Page _____, before investing.


---------------------------------------------------------------------------------------------------------------------
                                                        SUMMARY FINANCIAL INFORMATION
-------------------------------- --------------------------------------------- --------------------------------------
BALANCE SHEET DATA                              DECEMBER 31, 2002                           MARCH 31, 2003
-------------------------------- --------------------------------------------- --------------------------------------
     Cash                                                $   344,304                                   239,135
-------------------------------- --------------------------------------------- --------------------------------------
     Inventory of Contracts                                1,320,883                                 1,823,026
-------------------------------- --------------------------------------------- --------------------------------------
     Total Assets                                          1,888,843                                 2,079,386
-------------------------------- --------------------------------------------- --------------------------------------
     Total Current Liabilities                             1,073,119                                 1,457,013
-------------------------------- --------------------------------------------- --------------------------------------
     Shareholders Equity                                     815,724                                   851,249
-------------------------------- --------------------------------------------- --------------------------------------
                                   PERIOD FROM JANUARY 24, 2002 (INCEPTION)             THREE MONTHS ENDED
INCOME STATEMENT DATA                      THROUGH DECEMBER 31, 2002                       MARCH 31, 2003
-------------------------------- --------------------------------------------- --------------------------------------
     Operating Revenue                                        312,575                                  122,917
-------------------------------- --------------------------------------------- --------------------------------------
     Expenses                                                 380,751                                  104,892
-------------------------------- --------------------------------------------- --------------------------------------
     Net Income (Loss)                                        (68,176)                                  18,025
-------------------------------- --------------------------------------------- --------------------------------------

                                  RISK FACTORS

         Ownership of our preferred and common shares involves a high degree of risk. You should carefully consider all of the risks associated with ownership or our secuirties, including:

RISKS RELATING TO THE BUSINESS OF GENESIS.

         WE WILL INVEST IN RISKY SELLER FINANCED REAL ESTATE RECEIVABLE CONTRACTS. Our primary business involves the purchase and resale of Seller Financed Real Estate Receivables contracts. We intend to purchase the contracts at a discount to yield, and resell the contracts after a relatively short holding period at a profit. For the most part, the contracts we will purchase will involve borrowers that are unable to qualify for traditional real estate financing instruments offered by banks in accordance with lending criteria established by Fannie Mae (Federal National Mortgage Association) and Ginnie Mae (Government National Mortgage Association). The borrower's inability to qualify for traditional loan sources increases the risk of loan losses on contracts that we will purchase. We address these risks in our underwriting process, but there are no assurances that we will be able to distinguish problem loans from those with acceptable credit risks. If we experience higher than expected loan losses, our profitability will suffer and we may lose some or all of our invested capital.

         WE WILL BUY NOTES FOR PAYMENTS DUE FROM SUB-PRIME BORROWERS AND THEY MAY DEFAULT ON THEIR PAYMENTS. We will purchase real estate receivable contracts from sellers where the borrowers may have substandard credit ratings. Some of these borrowers will default on their loan payments. We may not be able to resell loans that are classified as problem loans or loans in default. While we believe that our collateral position will protect our principal in problem loan situations, the time to realize payment on problem loans may be a year or more, and our business model does not contemplate holding loans for an extended period. If a higher than expected percentage of defaults occurs, our capital will be tied up for long periods and we will not be able to generate the returns that we expect. This will impact our profitability.

         WE HAVE LIMITED OPERATING HISTORY AND OUR PLAN OF OPERATIONS AND RESULTS TO DATE MAKE EVALUATION OF OUR BUSINESS MODEL DIFFICULT.. We organized Genesis in January, 2002, and completed our initial seed funding on January 25, 2002. To date, we have purchased a relatively small number of contracts, and did not generate our first revenues from reselling a pool of contracts until June, 2002. Consequently, each investor in this offering must make a decision of whether or not to invest in Genesis without any significant operating data on which to judge our prospects for success.

         WE WILL REQUIRE ADDITIONAL FUNDS TO ACHIEVE OUR BUSINESS STRATEGY AND OUR INABILITY TO OBTAIN ADDITIONAL FUNDING WILL HAVE A NEGATIVE IMPACT ON OUR ABILITY TO SUSTAIN OPERATIONS. Our business plan calls for rapid growth in both the number and dollar volume of contracts that we purchase and resell. As our numbers grow, we will require an ever growing amount of funds for our operations. We expect that our current resources along with the net offering proceeds from this offering, if the offering is fully funded, will be adequate to meet our needs for the next twelve months. When appropriate, we intend to negotiate an expanded line of credit to further support our operations, but there are no assurances that an expanded line will be available or if available that the terms will be acceptable. We may also attempt to expand our capital base through additional equity offerings. If our capital base does not match our need for capital our operations will be restricted and our profitability could be impacted.

         WE MAY BORROW MORE MONEY TO FUND OUR OPERATIONS, AND THIS WILL INCREASE THE RISK OF OWNING OUR SECURITIES. We will need additional capital as our volume of business grows. We may look to increased borrowings to meet this need. Borrowing, also known as leverage, magnifies the potential for gain or loss on amounts invested in seller financed real estate receivables, and this affect increases the risks associated with investing in our securities. As interest rates increase, and the spread between the market interest rate and the yield rate that we used in purchasing our seller financed real estate receivables narrows, the potential profit on resale of specific contracts may decline. Conversely, if interest rates drop, the potential profit on resale could improve. The impact of interest rate volatility will be offset somewhat by our intention to hold contracts for only a short time.

         CHANGES IN INTEREST RATES WILL AFFECT OUR COST OF CAPITAL. As the volume of business grows, we will need to increase our levels of borrowing. When interest rates rise, the cost of borrowings will also increase and this will erode our operating margins if we are not able to increase our yield on contracts that we purchase. If operating margins are reduced, our profitability and the value of our shares may be negatively impacted.

         OUR ABILITY TO PURCHASE CONTRACTS WITH ATTRACTIVE YIELDS WILL BE ATTACKED BY OUR LARGER AND BETTER FUNDED COMPETITORS, AND WE MAY BE FORCED TO PURCHASE LOWER YIELDING CONTRACTS OR CONTRACTS WITH HIGHER RISK. We compete with a large number of private and public companies that purchase Seller Financed Real Estate Receivables. Many of our competitors have greater resources than we do. Increased competition will make it more difficult for us to make investments with attractive yields, and could provide downward pressure on operating margins and profitability.

         WE HAVE THE RIGHT TO ISSUE MORE OF OUR SECURITIES AND FUTURE OFFERINGS OF OUR COMMON STOCK OR PREFERRED STOCK MAY IMPACT THE PRICES OF OUR SECURITIES IN THE OVER THE COUNTER MARKET. We have the right, on approval of our Board of Directors, to sell approximately 97,000,000 additional shares of common stock and up to 9,900,000 additional shares of preferred stock. Sales of additional shares of common or preferred stock could have a dilutive affect on our shareholders, and could result in reduced trading prices in the secondary markets.

         MIKCHAEL A. KIRK, OUR PRESIDENT IS CRITICAL TO THE SUCCESSFUL IMPLEMENTATION OF OUR BUSINESS MODEL. The continuing services of Michael A. Kirk, our President, is critical to the success of our business. Mr. Kirk, has extensive experience in the Seller Financed Real Estate Receivable business and personally knows many of the brokers that will provide us with product flow. If Mr. Kirk leaves or is unable to perform his duties, we may not be able to successfully implement our business model.

         YOU ARE RELYING ON THE ABILITY OF MR. KIRK TO SELECT PROFITABLE REAL ESTATE RECEIVABLE CONTRACTS. Investors in this offering will be primarily dependent on Mr. Kirk to identify seller financed real estate contracts that can be resold at a profit after a short holding period. No assurances can be given that we will succeed in our efforts to purchase profitable contracts.

RISKS RELATING TO OWNERSHIP OF OUR SECURITIES.

         AN INVESTMENT IN OUR STOCK WILL LEAD TO CONSIDERABLE DILUTION OF YOUR INVESTMENT. As of March 31, 2003, the net tangible book value per share of our company is $0.38. After the exercise of the warrants, if any, the net tangible book value per share will be $0.53 and Warrant holders will suffer immediate dilution of $2.47 (82%) per share. If the warrants are not fully exercised, the dilution to exercising Warrant Holders in this offering will increase.

         THE $3.00 PER SHARE WARRANT EXERCISE PRICE AND THE $10.00 PER SHARE PRICE OF OUR SERIES A PREFERRED STOCK BEAR NO RELATION TO THE VALUE OF THE COMPANY. The price at which the warrants and preferred shares are being offered was arbitrarily determined by us and bears no relationship to our assets, book value, operations, net worth, or to any other recognized criteria of value. In arbitrarily determining the offering price, we took into consideration such matters as our current financial resources, our assets, our cash requirements for a one-year period, and the general conditions of the securities markets. If the securities markets ascribe a lower valuation to our shares, the price will decline and investors in this offering will see a reduction in the value of their holdings.

         THERE IS NO CURRENT MARKET FOR OUR UNITS OR THE COMMON STOCK, AND IF A MARKET DOES NOT DEVELOP, AN INVESTMENT IN OUR SECURITIES WILL BE ILLIQUID. There is presently no market for the securities. There can be no assurance that an actively traded market will exist after completion of this offering.

         YOU MAY HAVE TO DECIDE WHETHER TO EXERCISE THE WARRANTS AT A TIME WHEN YOU STILL DO NOT HAVE ADEQUATE INFORMATION ON WHICH TO EVALUATE OUR PROSPECTS FOR SUCCESS. The warrants expire on April 30, 2004. At that time, we will only have been in business for a short period, and information on our operations may not be adequate to accurately assess our future prospects.

         We can decide what types of real estate receivables contracts we will buy, and our decisions will impact the level of risk associated with your investment. The net offering proceeds will be used in the manner described in "Uses of Proceeds." The uses indicated are intended to allow Genesis to meet the business objectives established in our business plan. See "Business". We have limited discretion to change our uses of proceeds among categories or types of seller financed real estate contracts purchased, so long as the changes are consistent with good business practices. The types of products we select will affect the long term prospects that our business will succeed.

RISKS RELATING TO THIS OFFERING.

         TFS SHAREHOLDERS MAY WANT TO SELL THEIR GENESIS SHARES AFTER THEY ARE RECEIVED IN THE DIVIDEND DISTRIBUTION AND THIS COULD ADVERSELY AFFECT THE MARKET FOR OUR SECURITIES. Temporary Financial Services, Inc. (TFS) will distribute 737,280 shares of our common stock to its shareholders in a spin-off distribution. Management of TFS made the decision to invest in Genesis without shareholder approval and the shareholders of TFS that will now be shareholders of Genesis may not be interested in retaining their Genesis investment. Since the TFS shareholders will receive registered shares in the distribution, they will generally be free to resell their shares immediately upon receipt. If any numbers of TFS shareholders offer their shares for sale, the market for our securities could be adversely affected.

         GENESIS HAS NOT YET DEMONSTRATED THAT IT WILL BE ABLE TO GENERATE EARNINGS AND PROFITS FROM WHICH THE PREFERRED STOCK DIVIDENDS MAY BE PAID. Genesis is recently formed and has not yet demonstrated the ability to earn consistent profits. The preferred stock calls for a cumulative 8% per annum dividend to be paid quarterly. Genesis may not be able to pay this dividend unless its operations consistently generate future earnings and profits. Investors in the preferred stock do not have a right to dividend payments unless and until the Board of Directors declares a dividend. If the Board does not declare dividends on the preferred stock, the dividends will accumulate and must be paid before dividends are paid on common stock.

         GENESIS MAY NOT HAVE SUFFICIENT FUNDS AT DECEMBER 31, 2008 TO REDEEM THE PREFERRED STOCK. The terms of the preferred stock call for mandatory redemption on December 31, 2008 unless the shares have already been redeemed prior to that time. Redemption on December 31, 2008 would require $1,050,000 plus any cumulative dividends remaining unpaid to that date. The availability of funds to pay the redemption costs will depend on many factors, including the successful operations of the business and the availability of alternative funding sources for Genesis. If the funds are not available to meet the redemption requirement, the holders of the preferred stock may be forced to hold their interests beyond December 31, 2008. The mandatory redemption provisions will create an obligation on the part of Genesis to redeem the preferred stock and any accumulated but unpaid dividends on December 31, 2008, and if not redeemed at that time, each preferred shareholder will have a claim against Genesis for the amount of preferred stock plus accumulated dividends owned. The claims of the preferred shareholders will be subordinate to the claims of general creditors and secured creditors.

         NO SINKING FUND HAS BEEN ESTABLISHED TO PROVIDE FUNDS FOR REDEMPTION OF THE PREFERRED STOCK. Genesis has not established a sinking fund or other mechanism to provide the funds for redemption of the preferred stock on the mandatory redemption date of December 31, 2008. Consequently, no assurances can be given that Genesis will have the ability to fund the costs of redemption when they come due.

                                  THE SPIN-OFF

RECORD DATE                         Shareholders of Temporary Financial
                                    Services, Inc. ("TFS") will receive one
                                    share of Genesis Financial, Inc. common
                                    stock for each share of TFS common stock owned of record on the date of this prospectus.

PROSPECTUS                          A copy of this prospectus will accompany
                                    each certificate being distributed to the TFS shareholders on the distribution date.

DISTRIBUTION                        DATE 737,280 shares of Genesis common stock
                                    will be delivered by TFS to Columbia Stock
                                    Transfer Company, the distribution agent within ten days of the date of this Prospectus. and the distribution agent will distribute the share certificates to TFS shareholders (along with a copy of this prospectus), within thrity days thereafter.

LISTING AND TRADING                 There is currently no public market for our
                                    shares. Upon completion of this
                                    distribution, our shares will not qualify for trading on any national or regional stock exchange or on the NASDAQ Stock
                                    Market. We will attempt to have one or more broker/dealers agree to serve as marketmakers and quote our shares in the OTC
                                    Electronic Bulletin Board. However, we have no present arrangement or agreement with any broker/dealer to serve as marketmaker for our common shares, and we can offer no assurances that any market for our common shares will develop. Even if a market develops for our common shares, we can offer no assurances that the market will be active, or that it will afford our common shareholders an avenue for selling their securities. Many factors will influence the market price of our common shares, including the depth and liquidity of the market which develops, investor perception of our business, general market conditions, and our growth prospects.

BACKGROUND AND REASONS FOR THE SPIN-OFF.

         Genesis Financial, Inc. was formed on January 24, 2002 by Michael Kirk, Douglas Durham, and Temporary Financial Services, Inc. Michael Kirk and Douglas Durham developed a business plan for Genesis. TFS provided the majority of the start-up capital and a line of credit to allow Genesis to commence operations. TFS received 800,000 shares of Genesis, Inc. common stock for the organizational efforts and the seed capital. TFS also purchased a $200,000 convertible debt instrument and subsequently converted the debt instrument into 200,000 shares of common stock on September 30, 2002. As a result, TFS currently holds 1,000,000 shares of Genesis Financial, Inc. common stock.

         Genesis incurred $68,178 in operating losses for the period from January 24, 2002 through December 31, 2002, and an operating profit of $18,025 in the first quarter of 2003 As Genesis continues to grow and accumulate inventory of contracts for resale, Genesis will require additional capital. Management and TFS believe that the Spin-off and the resulting status of Genesis as a publicly traded company will provide Genesis with additional opportunities to access the public equity markets for growth capital.

         TFS is also a publicly traded company engaged in the business of providing start-up capital to emerging companies. As a result of its investment in Genesis, TFS has been focused on two lines of business. By spinning off the Genesis shares to its shareholders, TFS will be in a better position to focus its efforts on making a profit in its own operations.

         The spin-off will leave TFS with 262,720 shares of TFS. TFS has indicated that it intends to continue to hold this block of stock for investment purposes.

MECHANICS OF COMPLETING THE SPIN-OFF.

         Within ten days of the date of this prospectus, TFS will deliver 737,280 shares of our common stock to the distribution agent, Columbia Stock Transfer Company, to be distributed to the shareholders of TFS on a one for one share basis.

         If you hold your TFS shares in a brokerage account, your Genesis shares of common stock will be credited to that account. If you hold you're your TFS shares in certificated form, a certificate representing shares of your common stock will be mailed to you by the distribution agent. The mailing process is expected to take about thirty days.

         No cash distributions will be paid. Because the distribution ratio is one for one, no fractional shares will result from this distribution. No holder of TFS shares is required to make any payment or exchange any shares in order to receive our common shares in the spin-off. TFS will bear all of the costs of the distribution, and Genesis is bearing the costs of this registration statement.

TAX CONSEQUENCES OF THE SPIN-OFF.

         We have not requested and do not intend to request a ruling from the Internal Revenue Service or an opinion of tax counsel that the distribution will qualify as a tax free spin-off under United States tax laws. Under the U.S. Tax Code, TFS would need to control at least 80% of our outstanding capital stock to qualify as a tax free spin-off. TFS does not meet this requirement and consequently, we do not believe that the distribution by TFS of our stock to its shareholders will qualify for tax free spin-off status.

         TFS has had no earnings or profits since its inception. The distribution of the Genesis Stock to TFS shareholders is likely, however, to create current earnings and profits to the extent that the fair value of the shares at the time of the distribution exceeds TFS' cost basis. At the time of the distribution, TFS will estimate the fair value of the stock being distributed and will provide a notice to each TFS shareholder receiving the Genesis Stock regarding the tax consequences of the distribution. At this time, TFS considers it likely that the distribution will create taxable income for TFS and taxable dividend income for each shareholder of TFS receiving shares in the distribution.

         Assuming, for this purpose that the fair value of Genesis common stock at the date of the spin-off is $1.00 per share, the spin-off by TFS will be valued at $737,280. TFS has a tax basis in the Genesis shares as of March 31, 2003 of $0.63 per share (on average), so the distribution will create earnings and profits to TFS of approximately $273,000 ($0.37 per share). Under these assumptions, each shareholder receiving Genesis common stock in the spin-off distribution will recognize $0.37 per share as dividend income. To the extent that the shareholder has a basis in its TFS shares in excess of $0.63 per share, the remainder of the spin-off will be considered tax free return of capital and will reduce basis by $0.63 per share. If a shareholder's basis is less than $0.63 per share, the difference between basis and $0.63 per share will be taxable as capital gains. If the fair market value of Genesis common stock on the date of the spin-off is more than $1.00 per share, the receiving shareholders in the spin-off will recognize more gain upon receipt of the Genesis common stock. Information concerning the actual tax consequences of the distribution will be included with the stock certificate calculated as of the date of the Prospectus.

                          THE PREFERRED STOCK OFFERING
                              AND WARRANT EXERCISE

         In addition to the spin-off transaction, Genesis is offering 100,000 shares of Series A Preferred Stock, $10.00 par value at an offering price of $10.00 per share. The offering of preferred stock will provide Genesis with an expanded capital base and the proceeds will be used to acquire additional Contract inventory for resale. If fully subscribed, the preferred stock offering will generate gross offering proceeds of $1,000,000. See "Description of Securities - Preferred Stock" at Page.

         In connection with a private placement offering conducted in the 2002 and early 2003, Genesis sold 137,500 units where each unit consisted of one share of common stock and One common stock Purchase Warrant. A total of 137,500 warrants are outstanding, entitling the holders to purchase 125,000 shares of common stock at $3.00 per share. The warrants are exercisable at any time after December 31, 2002, and expire by their terms on April 30, 2004. The warrants may be called by Genesis on thirty days notice. See "Description of Securities - warrants" at Page ____. When purchased in the private offering, the purchasers received shares of restricted common stock and warrants. By including 137,500 shares of common stock underlying the warrants in this registered offering, the Warrant Holders will receive registered shares if the warrants are exercised. As a result, the Warrant Holders will be free to sell the shares of stock acquired through the Warrant exercise. If a substantial number of Warrant Holders exercise their warrants and then attempt to sell their shares, the selling pressure could depress the market for Genesis's securities. See "Risk Factors" at Page ____.

         If all of the warrants are exercised, Genesis will receive $412,500 in gross proceeds. Including the preferred stock offering, Genesis could receive up to $1,412,500 in gross offering proceeds from this offering. The offering proceeds will be applied as set forth in the "Use of Proceeds" at Page ____.

                                 USE OF PROCEEDS

         The following table sets forth information concerning the estimated uses of proceeds from the offering assuming the preferred stock offering is subscribed and the outstanding warrants are exercised at the percentage levels reflected in the four columns. No minimum offering amount has been established for this offering, and all funds generated from sales of preferred stock or exercise of warrants will be immediately available to Genesis for application in accordance with the uses set forth below. If the preferred stock offering is not fully subscribed, and/or all of the warrants are not exercised, the amount available to Genesis will be less. In such circumstances, proceeds from the offering will be applied first to offering costs and then in the order of uses listed.


GROSS OFFERING PROCEEDS                              100% SOLD         75% SOLD           50% SOLD          25% SOLD
                                                     ----------       ----------          --------          --------
Preferred Stock offering                             $1,000,000        $ 750,000         $ 500,000         $ 250,000
     Warrants                                           412,500          309,375           206,250           103,125
                                                     ----------       ----------          --------          --------
     Total Gross offering Proceeds                   $1,412,500       $1,059,375          $706,250          $353,125
                                                     ----------       ----------          --------          --------
Offering Costs
     Professional Fees                                 $ 40,000         $ 40,000          $ 40,000          $ 40,000
     Registration Costs                                   5,000            5,000             5,000             5,000
     Printing                                             5,000            5,000             5,000             5,000
                                                     ----------       ----------          --------          --------
       Total Estimated Offering Costs                    50,000           50,000            50,000            50,000
                                                     ----------       ----------          --------          --------
Net Offering Proceeds                                $1,362,500       $1,009,375          $656,250          $303,125
                                                     ==========       ==========          ========          ========

Uses of Net Offering Proceeds
     Purchases of Contracts for Resale                $ 750,000         $750,000          $500,000          $270,000
     Joint Venture Participations                       250,000          150,000           100,000               -0-
     Working Capital                                    362,500          109,375            56,250            33,125
                                                     ----------       ----------          --------          --------
       Total Uses of Net Offering Proceeds           $1,362,500       $1,009,375          $656,250          $303,125
                                                     ==========       ==========          ========          ========



         Purchases of contracts for resale consist of seller financed real estate receivable contracts that Genesis will purchase in the ordinary course of business. The contracts are held in inventory pending resale. Joint venture participations include contracts that Genesis purchases in cooperation with one or more other investors. Typically, joint venture participations are for larger total investments and the contracts are expected to be held for longer durations than those that Genesis typically purchases for resale. Working capital will be used for general operations. None of the proceeds from the offering will be used to pay down debts of Genesis.

         DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled "Prospectus Summary," "Business," and "Management's Discussion and Analysis." These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

o    the capabilities, development and marketing of our services;

o    market opportunities in the Seller Financed Real Estate Receivables sector;

o    generation of returns through resale of contracts;

o    our plans for future enhancements of our services offerings;

o    our ability to attract product flow; and

o    our sources of revenues and anticipated revenues.

         In some cases, you can identify forward-looking statements by terms such as "may", "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "potential" and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading "Risk Factors" at Page ____. Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.

         This prospectus may also contain statistical data regarding the seller financed real estate receivables market sector that we obtained from private and public industry publications. These publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. Although we believe that the publications are reliable, we have not independently verified their data.

         You should read this prospectus and the documents that we reference in this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of December 31, 2002. This section should be read in conjunction with the financial statements and related notes contained elsewhere in this prospectus.

                                                  As of December 31,     As of March 31
                                                       2002                    2003
                                                     ---------               ---------
Common stock, 100,000,000 shares,
  $.001 par value, authorized, 2,225,000
  issued and outstanding                             $   2,225                    2238

Preferred stock, 10,000,000 shares,
  $.001 par value authorized, none issued                   --                      --

Additional paid-in-capital                             931,675                 956,662

Retained earnings (deficit)                            (68,176)                (50,151)

Accumulated other comprehensive loss                   (50,000)                (57,500)
                                                     ---------               ---------

Total Capitalization                                 $ 815,724               $ 851,249
                                                     =========               =========


                         DETERMINATION OF OFFERING PRICE

         The offering price for the preferred stock and the exercise price for the warrants were arbitrarily determined by Genesis for purposes of calculating the registration fee for the filing of the Registration Statement with the SEC and do not necessarily bear any relationship to our book value, assets, operating results, financial condition, or any other established criteria for determining value.

         The warrant exercise price was established at the time that Genesis sold units in a private placement at $2.00 per share. Each unit consisted of one share of common stock and one common stock purchase warrant exercisable at $3.00 per share. Since the private placement offering was completed, Genesis has agreed to sell 15,000 shares to an affiliate at $1.00 per share as part payment of a loan commitment fee. The pricing of the loan commitment fee was not negotiated at arms length.

         The offering price of the preferred stock is purely arbitrary. Genesis anticipates that it will use the proceeds from the preferred stock primarily to acquire real estate receivable contracts. See "Use of Proceeds." Genesis plans to acquire real estate receivable contracts with yields greater than its cost of funds. The spread between the yields on the contracts and the cost of funds will provide operating capital and profits if the spreads are great enough. While the $10.00 price of the preferred is arbitrary, the preferential dividend rate of 8% is based on an estimate of Genesis cost of funds and is in part derived from its borrowing rate on its outstanding line of credit. The line of credit borrowing rate was negotiated, however, with an affiliated lender and may not reflect our true cost of capital. Additionally, there can be no assurance that Genesis will meet anticipated levels of operations or that the interest spread on the contracts it purchases will be sufficient to generate operating profits. See "Risk Factors" at Page ____.

         Genesis has never declared or paid a dividend and no assurances can be given that dividends will be paid in the future.

                   CERTAIN MARKET INFORMATION AND MARKET RISKS

         No public trading market currently exists for our common stock. We do not intend to develop a public market until the spin-off is completed. There can be no assurance that a public trading market will develop at that time or be sustained in the future. Without an active public trading market, you may not be able to liquidate the Common shares you received in the spin-off, or the Common shares received from exercise of warrants. If a market does develop, the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operations. Factors we discuss in this prospectus, including the many risks associated with an investment in our securities, may have a significant impact on the market price of our common stock.

         No shares of preferred stock are presently outstanding and we have not taken any steps to attempt to create a public trading market for the preferred stock that may be outstanding after the offering described in this prospectus. There can be no assurance that a public trading market for the preferred stock will develop or if developed will be sustained in the future. If no public market develops for the preferred stock, you may be unable to liquidate your position without considerable delay, if at all.

         It is not likely that our securities will be listed on a national or regional exchange or on NASDAQ and will therefore be subject to rules adopted by the Commission regulating broker dealer practices in connection with "penny stocks." Penny stocks are subject to additional controls that could limit the value of the shares in the secondary trading markets. For instance, if a broker dealer is the sole market maker in our shares, that broker dealer must disclose the fact that it has presumed control over the market and must provide monthly account statements showing the value of each penny stock held in the customer's account. These requirements may be considered cumbersome by the broker dealer and could impact the willingness of the broker dealer to make a market in the shares, or they could affect the value at which the shares trade. Classification of the shares as penny stocks increases the risk of an investment in the shares.

         The OTC Electronic Bulletin Board system (OTCBB) currently allows for automated quotations of stocks that are not listed on national or regional exchanges or NASDAQ. We will attempt to have one or more broker/dealers agree to serve as marketmakers and quote our shares in the OTC Electronic Bulletin Board. However, we have no present arrangement or agreement with any broker/dealer to serve as marketmaker for our common shares or preferred shares, and we can offer no assurances that any market for our common or preferred shares will develop. Even if a market develops for our securities, we can offer no assurances that the market will be active, or that it will afford our common shareholders an avenue for selling their securities.

         As of the date of this prospectus, we have fifteen shareholders of our common stock. Our outstanding warrants exercisable at any time before April 30, 2004 are held by eleven persons that are also holders of our common stock. We have also issued common stock purchase options to eleven persons, four of whom are holders of our common stock. No shares of preferred stock have been issued and none of the warrants or options have been exercised as of the date of this prospectus. In the aggregate, our securities, including common stock, warrants and options are held by 22 persons.

                                    DILUTION

         As of March 31, 2003, Genesis has outstanding 2,237,500 shares of its no par value common stock, with a net tangible book value as reflected in Genesis's balance sheet at March 31, 2003 of $851,249 or $0.38 per share. Net tangible book value per share represents the amount of Genesis's tangible assets less its liabilities, divided by the number of shares of its common stock outstanding.

         The spin-off transaction represents a distribution of shares that are already outstanding and will have no effect on the net tangible book value of Genesis. The warrant exercise will result in issuance of additional common shares and will impact net tangible book value.

         Genesis currently has 137,500 common stock Purchase Warrant entitling the holders to purchase a share of common stock for each Warrant held at an exercise price of $3.00 per share. If all the warrants are exercised, Genesis would receive $412,500 of additional equity capital. In the aggregate, the Warrant exercise would result in net tangible book value of $1,263,749, an increase of $412,500 (costs of registration are attributed to the preferred shares for purposes of this dilution calculation), at which time there would be 2,375,000 shares of common stock.

         Net tangible book value per share would then be approximately $0.53 ($1,263,749 divided by 2,375,000) per share. The dilution to the persons exercising the warrants will be $2.47 per share, or 82%, based on the common stock purchase price of $3.00 per share. The benefit to the existing shareholders is $.15 per share, based on the net tangible book value per share prior to the offering. If less than all of the Warrants are exercised, the dilution to existing shareholders would be affected. The following table sets out the calculations of dilution at various levels of success in the offering.

-----------------------------------------------------------------------------------------------------
                                                  100%          75%           50%          25%
-----------------------------------------------------------------------------------------------------
NTBV                                           $  851,249   $  851,249   $  851,249   $  851,249
-----------------------------------------------------------------------------------------------------
Shares outstanding before offering              2,237,500    2,237,500    2,237,500    2,237,500
-----------------------------------------------------------------------------------------------------
NTBV/share before offering                     $     0.38   $     0.38   $     0.38   $     0.38
-----------------------------------------------------------------------------------------------------
Proceeds from Warrants                         $  412,500   $  309,375   $  206,250   $  103,125
-----------------------------------------------------------------------------------------------------
NTBV after offering                            $1,263,749   $1,160,624   $1,057,499   $  954,374
-----------------------------------------------------------------------------------------------------
Shares outstanding after offering               2,375,000    2,340,625    2,306,250    2,371,875
-----------------------------------------------------------------------------------------------------
NTBV/share after offering                      $     0.53   $     0.50   $     0.46   $     0.40
-----------------------------------------------------------------------------------------------------
Dilution to new shareholders                   $     2.47   $     2.50   $     2.54   $     2.60
-----------------------------------------------------------------------------------------------------
Benefit to existing shareholders               $     0.15   $     0.12   $     0.08   $     0.02
-----------------------------------------------------------------------------------------------------

         The dilution to the exercising warrant holders is due to the lower net tangible book value attributable to the common stock issued to current shareholders.

         The preferred stock being offered in this prospectus contains rights and preferences that distinguish the preferred shares from the common shares. In particular, the preferred shares contain a liquidation preference that takes priority over the rights of the common shares, and may be considered similar to a class of debt. The preferred shares are not considered in this dilution computation.

                      MANAGEMENTS' DISCUSSION AND ANALYSIS

         Genesis Fiancial, Inc. is engaged in the business of buying and selling seller financed real estate contracts ("contracts"). We purchase contracts at a discount and hold them in inventory for a relatively short period to provide seasoning and value appreciation. After the holding period, we sell the contracts. We expect to derive operating revenues from resales of contracts at a profit, and from interest income derive from contracts during the holding period. From time to time, we also participate with others to purchase contracts on a joint venture profit sharing basis, and we consider other forms of cash flow instruments when warranted.

PLAN OF OPERATIONS.

         Over the course of the next twelve months, we will continue to develop our operations along the lines of our growth since inception. We are not yet funded to a level that allows holding of significant amounts of contracts for investment and as a result, we will continue to work toward short term inventory turnover. We anticipate holding most of our contracts between three and six months during the coming year. Since inception, we have accumulated an inventory of contracts that now provides sufficient diversity of product to support more regular pool offerings to secondary contract buyers. We expect that the number and dollar volume of pool sales will continue to increase over the next twelve months. We are targeting growth to two pool sales per month by the second quarter 2004, and will focus on purchasing inventory to maintain the product levels necessary to achieve the target.

         We are also seeking additional capital through the preferred stock offering and warrant exercise program described in this prospectus. If we are unable to obtain additional capital through such activities or from other sources, we may be forced to slow our growth to match our capital base. Slower growth will negatively impact our operations.

RESULTS OF OPERATIONS.

         PERIOD ENDED MARCH 31, 2003. Genesis was organized on January 24, 2002, and began actively purchasing contracts in April, 2002. No contracts were purchased in the period from January 24, 2002 (inception) through March 31, 2002, and as a result, the results of operations for the quarter ended March 31, 2003 are not comparable to the results of operations for the period ended March 31, 2002. This discussion will focus on the results in the period ended March 31, 2003.

         Genesis books contracts into inventory at the time of purchase at the actual dollar cost paid, and relieves inventory to cost of sales at the time the contracts are sold. Contract sales are reported net (selling price less our cost of the contract) for financial reporting purposes.

         For the three months ended March 31, 2003, we purchased twenty-four contracts at a total cost of $2,039,826. During this period, we sold twelve contracts for $1,560,453 gross revenues against $1,525,947 cost of sales, generating gross profits from contract sales of $34,506. We also earned $51,683 of interest on contracts held in inventory, $34,900 in broker and contract extension fees, and $1,828 in other income. Net aggregate total revenues for the period were $122,917, generating net profit of $18,025 for the period.

         Of the forty-two contracts with an aggregate value of $1,823,026 held in inventory at March 31, 2003, seven contracts with an aggregate value of $255,008 (14%) were and remain delinquent in making payments as of the date of this prospectus. Three of these contracts were purchased in delinquent status with the intention of pursuing foreclosure and foreclosures are in process on two of the contracts. Genesis received a deed in lieu of foreclosure on the third and has it listed for sale. Two of the contracts were also partial purchases with unrelated third parties standing as remaindermen on the contract balance. The remaindermen are at risk for their remainder interests if they do not pay off Genesis, and we expect that payments will be forthcoming on these contracts. In each instance of delinquency, it is Genesis policy to stop accruing interest income when delinquency status is reached. Genesis also performs a review of the adequacy of collateral on each delinquency and will record a write-down to market if the collateral is not sufficient to support the contract balance due Genesis. As of March 31, 2003, the collateral balances on the delinquent contracts held in inventory are considered more than adequate to allow a full recovery of amounts due Genesis and no write-downs have been taken.

         In the quarter ended March 31, 2003, salaries amounted to $58,330These amounts are expected to remain relatively steady through the next twelve months as management stays focused on growing the business. At March 31, 2003 we were staffed with four full time employees and one part time employee, and we consider our compensation expense to be reasonable and necessary. As the business grows and inventory turnover increases, we expect that we will need to hire additional employees in 2004.

         Interest expense amounted to $20,788 in the quarter ended March 31, 2003. Interest expense is incurred on borrowings under a line of credit with an affiliated company. We are currently operating under a $2,000,000 line of credit bearing interest at the rate of eight percent (8%). The line of credit also includes a one percent origination fee. We consider the terms of the line of credit to be at least as favorable as those available to us from an unaffiliated lender. As of March 31, 2003, the balance on the line of credit was $1,433,318. Interest expense on the line of credit will fluctuate in future periods with inventory levels.

         PERIOD FROM JANUARY 24, 2002 THROUGH DECEMBER 31, 2002. From inception through December 31, 2002, Genesis had purchased sixty-seven contracts at a total cost of $3,481,506. Thirty-seven of the contracts had been sold as of December 31, 2002, and from these Genesis generated gross revenues of $2,370,042 against cost of sales of $2,160,623, for a gross profit of $209,419. In addition, Genesis generated $68,843 from interest income while contracts were being held in inventory, and $29,688 in broker fees for serving as intermediary on other investors purchases. In the aggregate, total net operating revenues amounted to $312,575, generating a net loss for the period of $68,176.

         Of the thirty contracts with an aggregate value of $1,320,883 held in inventory at December 31, 2003, five contracts with an aggregate value of $226,053 (17%) were and remain delinquent in making payments. Of these contracts, one was purchased in delinquent status and two were partial purchasers with remainder interests behind Genesis. In each instance, Genesis has reviewed the collateral and considers the collateral more than adequate to provide a full recovery of the balances due Genesis. Accordingly, no write-downs have been recorded at December 31, 2002.

         In its first year of operations, Genesis focused on establishing connections with brokers and contract buyers. We now have an established list of contract brokers and a pool of buyers for Contract sales. We work with a number of brokers scattered throughout the United States that provide us with contracts available for purchase. Many of these brokers are acquaintances that worked with our management team in a professional capacity over the years.

         We have also now made contact with many of the buyers of real estate receivable contracts that our management team has worked with in the past. Much of the first year of operations was spent in reestablishing old contacts in the secondary markets. The contract buyers are now generally aware that Genesis is in business and our pool sale proposals are being accepted and reviewed by a number of secondary market buyers.

         During Genesis's second year of operations, the focus will be on increasing the number of contracts purchased and accelerating inventory turnover. This will require that the management select contracts that are attractive to the pool market. Management is also taking steps to develop additional sources for sale of contracts, including building relationships with banks, individual investors, and investment pools.

         From inception on January 24, 2002 through December 31, 2002, Genesis generated a net loss of $68,176. The loss was primarily the result of the time it took to start-up Genesis, establish a steady deal flow, and build up a sufficient level of inventory to support pooled sales to Genesis's Contract buyers. Genesis did not purchase its first Contract until April, 2002, and did not generate Contract sales revenues until June, 2002. We are now experiencing steady deal flow.

         From inception (January 24, 2002) through December 31, 2002, we incurred $205,349 in compensation expense, and $47,607 in interest expense. At December 31, 2002 we were staffed with four full time employees.

         Interest expense is incurred on borrowings under a line of credit with an affiliated company. At December 31, 2002, we were operating under a $2,000,000 line of credit bearing interest at the prime rate plus two percent (6.25% at December 31, 2002). The line of credit was renewed in the first quarter of 2002. The line of credit now expires on February 15, 2004. As of December 31, 2002, the balance on the line of credit was $1,055,525.

         Other expenses totaling $127,795 were incurred for normal start-up and operating expenses.

LIQUIDITY AND CAPITAL RESOURCES

         At March 31, 2003, we had cash available of $239,135, and approximatly $450,000 available under our line of credit. We are also holding 42 contracts in inventory with an aggregate cost of $1,823,026 that we expect to turnover in the next three to six months.

         We are currently operating under a $2,000,000 line of credit bearing interest at the rate of eight percent (8%) per annum. The line of credit requires a one percent origination fee that is payable $5,000 in cash and $15,000 by issuance of 15000 shares of restricted common stock at a price of $1.00 per share. The line expires on February 15, 2004. We consider the terms of the line of credit to be at least as favorable as those available to us from an unaffiliated lender. We will take steps at the appropriate time to renew or replace the existing line of credit prior to expiration of the line in 2004.

         Pursuant to the terms of our line of credit agreement from Temporary Financial Services, Inc. (TFS), an affiliated lender, we have provided TFS with a blanket security agreement in all of our assets. The security agreement will remain in place so long as amounts are due TFS under the line of credit. Our inventory of contracts is the primary asset that serves as collateral for the loan. In the event of default on the line, TFS will be in a position to foreclose its security interest in any or all or our assets, up to the balance due on the line plus interest and costs.

         We believe that our capital resources are adequate to fund continuing operations at a reasonable level for the coming year. We pay close attention to our deal flow and expected funding requirements to stay within our available resources. We are able to control our funding rate by adjusting our pricing, and we believe that we will be able to operate within the limits of our capital resources in the coming year. If our inventory levels begin to reach the limits of our capital structure, we will raise our prices to slow our in flow of product until we can liquidate a portion of our inventory to free up capital. We receive interest and principal reductions (typically monthly) on contracts we hold in inventory pending sale, and the interest rate spread between the cost of our line of credit and our weighted average contract yield provides operating capital to sustain our operations through slow times. If none of the proceeds from the preferred stock offering and warrant exercise are available, we will slow our growth to match our capital structure as it now exists, and will seek funds through other sources as appropriate. To the extent that more capital becomes available, we are also able to adjust our pricing to accelerate our business. For these reasons, we believe that we can operate for the coming twelve months with our current capital position.

         As described in this prospectus, we will be offering $1,000,000 of Series A Preferred Stock to new investors on a self underwritten basis. If successful, we will receive approximately $950,000 of equity funds to further expand our business operations. We also have 137,500 warrants outstanding that would generate $412,500 in proceeds if fully exercised. These funds will be applied to Contract purchases and joint venture participations if and when received. See "Use of Proceeds."

                                    BUSINESS

OVERVIEW

         INTRODUCTION. Genesis was incorporated in the State of Washington on January 24, 2002 for the purpose of purchasing and reselling seller financed real estate receivable contracts (also referred to as "contracts" or "real estate notes"). As the business grows, we expect to eventually service a full range of cash flow investment products, both as purchaser and as reseller. We will initially focus on purchasing residential and commercial real estate receivables contracts and business notes from $25,000 to $250,000 in value, and we may broker larger transactions. As the business grows, we intend to expand our services to include larger contracts and other forms of cash flow investment instruments. We will purchase contracts from holders at a discount to the face amount, and after a short holding period, we will resell the contracts, typically as part of a larger pool of contracts, at a profit. We add value to the process by acquiring individual contracts, seasoning the contracts for a relatively short period of time, and then assembling individual contracts into a larger pool of contracts that can be offered to larger private, public and institutional investors. A detailed description of the seller financed real estate receivables industry and our intended business follows.

         INDUSTRY BACKGROUND. The practice of seller financing has been around for thousands of years. Real estate notes have been used by sellers ever since men started claiming parcels of land as their own. Historically, no market existed for sale of real estate notes, so a holder of a note typically collected the payments from the borrower, and held the note to maturity. It is only in the last 15 years or so that an active market for selling real estate receivables on a large scale has developed.

         Historically, Metropolitan Mortgage & Securities Co., Inc., Associates Financial Services, headquartered in Dallas, Texas, and several other large finance companies (Nations Bank, GMAC, Bank of America, Beneficial Finance, AVCO Finance, American General, Chrysler First, Security Pacific, Sears, and others) were the source of funds that drove the real estate receivables market. Some of the larger real estate receivables brokers also obtained specialty warehousing lines provided by First National Acceptance Corp. and Associates Financial Services and used the lines to compete for product by buying receivables direct from sellers.

         Associates Financial, after being acquired by Citigroup abandoned the seller financed receivable market. First National Acceptance Corp. (Lansing,
MI), an affiliate of Michigan State Bank, at one point had approximately $170 million in warehousing lines to large receivables brokers but many of the lines were apparently poorly underwritten and administered, and FNAC incurred considerable losses. As a result, FNAC cancelled almost all of the lines, and this has severely restricted larger brokers' ability to hold real estate receivables for pooling and sale to the secondary markets. Private Mortgage Services filed bankruptcy in 2000. Many of the other sources of funds for buying real estate notes and other cash flow instruments have dried up in recent years.

         The reduction in availability of funds to purchase real estate notes has created a void in the market. The sources for contract sales are more limited, and the brokers with product to sell are faced with limited avenues. This creates a market opportunity for Genesis and is the focus of the Genesis business plan.

         CURRENT COMPETITION. Metropolitan, Bayview Financial Trading Group and C-Bass are currently the primary players in the real estate note buying business. Each of these companies are well funded and have the resources to purchase large quantities of contracts that meet their underwriting requirements.

         Metropolitan, was organized in 1953 and has been a principal player in the real estate note business since an active trading market for contracts developed. With over $1 billion in assets, Metropolitan continues to be a significant competitor for real estate notes.

         Bayview is a 20 year old private firm owned by management and Allstate Insurance Company. The investment banking firm purchases individual receivables through their subsidiary, Interbay Funding, LLC, located in Dallas, Texas. Large receivables and receivable pools are purchased directly through Bayview's Florida operation. Interbay and Bayview strictly buy wholesale product utilizing the existing broker network.

         C-Bass is a New York based financial services company operating in the real estate receivables market through its subsidiary, NoteOne, Inc. NoteOne is headquartered in Midland, Texas, and focuses on the acquisition of single family receivables throughout the United States. NoteOne utilizes both the wholesale broker network and the retail direct mail campaigns to generate inventory. C-Bass was recently purchased by Philidelphia based Radian Group, Inc. a leading provider of private mortgage insurance.

         There are other regional companies that purchase real estate notes that are better capitalized than Genesis. These regional competitors will also compete with Genesis for contracts in their regions. We purchase notes throughout the United States, and utilize closing agents that are familiar with the real estate requirements in nearly all areas of the country. This allows us to work with a wide range of brokers and we believe our national scope gives us a competitive advantage over regional firms that limit purchases to smaller areas of the country.

         SUSTAINABLE COMPETITIVE ADVANTAGE. At this time, the market for real estate notes is fragmented and disrupted, and there is no single player that dominates the landscape. The fragmented nature of the industry will allow many companies to enter the business and we expect that competitive pressures will serve to keep margins lower than those enjoyed in the recent past. New players will continue to enter the market, but access to funds for purchasing the real estate notes, and contacts with brokers to provide a source of inventory serve as barriers to successful entry into the industry.

         In this competitive environment, we will seek to distinguish our offering from those of our competitors through excellent service, rapid customer response, and consistent and fair underwriting evaluations and procedures. We believe that our market focus on superb service and our existing contacts in the industry will provide a sustainable competitive advantage. Capitalizing on the near term business opportunity will establish Genesis as a significant player in the Seller Financed Real Estate Receivables industry, and will provide the base of operations from which we expect to grow a full service financial products business. By continuing excellence in serving our customers, we seek to become a dominant national player in this industry.

MARKET ANALYSIS

         The seller financed real estate receivables business is a small part of the business of financing real estate purchases. To understand our market, it is helpful to first gain a broader perspective of the overall business of financing real estate purchases, and where our niche fits in the overall market. Key elements of the industry such as the broker network are also described in the paragraphs that follow.

         TRADITIONAL REAL ESTATE FINANCING. The Federal National Mortgage Association (FNMA, or "fannie mae") and the Government National Mortgage Association (GNMA, or "ginnie mae") are agencies of the federal government established many years ago primarily to facilitate financing of 1 - 4 family owner-occupied residential real estate. FNMA and GNMA establish strict guidelines for the type of collateral and the creditworthiness standards of the individual buyers. When the collateral and borrower meet those guidelines, traditional mortgage lenders can sell the resulting home loans through a sophisticated and very large secondary market network. Purchasers of FNMA and GNMA "mortgage-backed securities" ultimately provide the funding of such loans. Most of the homes sold in the US are financed through this mechanism.

         When a transaction does not meet strict collateral and credit standards, the transaction cannot be sold through this FNMA/GNMA secondary market funding network, and must be funded through other means. In many cases, seller financing is the most desirable alternative, and that is when Genesis can help.

         SELLER FINANCED REAL ESTATE RECEIVABLES. The number of seller-financed real estate receivables transactions is difficult to quantify because the transactions are private. The only way to accurately identify seller financed receivables in a given county would involve physically reviewing every title transfer recorded throughout an entire county. To the best of our knowledge, there is little reliable data that is publicly available. We know that Metropolitan, Associates, and the American Cash Flow Institute have all conducted research over the years, but much of this information is either not publicly available or is costly to obtain.

         Taking what information is available publicly, it is possible to get a rough idea of the size of a single aspect of the real estate business (single family residential). The Bureau of Census issued a report in October, 1994 on financing of residential property. See Bureau of the Census, Statistical Brief SB/94/27. That report indicates that first mortgage debt on residential properties exceeded $2 trillion as of 1991. A percentage of this first mortgage debt is held in seller financed real estate notes or contracts. While the percentage cannot be determined with certainty from information that is publicly available, we believe that the number and amount of single family residential first mortgage debt held in seller financed real estate notes or contracts is significant and will provide Genesis with significant opportunities for growth. Genesis will also look to first mortgage debt on commercial real properties, as well as business notes and other cash flow instruments as sources for growth opportunities.

         THE IMPACT OF ECONOMIC CYCLES ON SELLER FINANCED REAL ESTATE NOTES. In recent history, the volume of seller financing increased when interest rates rose because buyers could not afford monthly payments associated with high-rate loans, and could not qualify for home loans under GNMA/FNMA's income ratios. Seller financing was used as tool to help sell the properties. The same holds true when money is tight during recessionary cycles as sellers offer favorable terms to reluctant buyers to make sales more attractive. To some extent, therefore, seller financing is counter-cyclical. When the availability of product increases, either because interest rates are high or because money is tight, the transaction volume of the buy/sell intermediaries also increases.

         Spreads increase when interest rates are high, primarily because there is more room to factor in a discount to yield. As a result, when rates are up, buy/sell operations in the Seller Financed Real Estate Receivables business enjoy higher gross returns. When mortgage rates peaked at 17%, intermediaries regularly earned spreads of 6% or more.

         The economic environment in 2003 is somewhat unusual and presents a uniquely attractive opportunity for Genesis as a Real Estate Note intermediary. We currently have recessionary pressures and the related soft consumer spending with historically low interest rates. Simultaneously, large finance companies are tightening credit requirements and exiting the "sub-prime" lending markets. The closure of Associates Private Mortgage Operation described above is one example of this trend. Another example was published in the Wall Street Journal on August 16, 2001 when Bank of America announced its intent to discontinue sub-prime lending. The seller-receivable industry is only one small component of the sub-prime category, and is not technically "sub-prime" because collectability is based on the proper underwriting of the collateral rather on the creditworthiness of the payee (borrower). When Bank of America or Citigroup pull out of a market, it leaves a huge void. The void creates an excellent opportunity for those who are properly positioned to take advantage of the situation.

         BROKER NETWORK. The national mortgage broker network has evolved over the years into a large, highly fragmented group of entrepreneurial financial referral sources. Each broker has his/her own area of expertise. Most focus only on real estate offered in their respective local geographic markets. Some also market their services regionally and nationally. These brokers are in business to find people willing to sell notes or contracts at a discount, and they work closely with funding sources because the brokers are generally not in a position to fund the purchase of the notes or contracts themselves.

         Three significant for-profit training companies have developed over the last 10 years specifically to train individuals in the techniques and potential profits of brokering seller-financed receivables. The largest of these companies, the American Cash Flow Association ("ACFA") of Orlando, Florida, has graduated 30,000 "cash flow managers" who have training in the placement of seller-financed receivables, account receivable factoring, and other niche financing opportunities. Not all trained brokers are competent or remain active in the industry, but 3,000 active brokers annually attend ACFA's convention.

         Of the active brokers, there are about 25 who market nationally and are especially productive in generating seller-financed receivables. These brokers with national scope work to attract customers nationwide. They typically engage in broad based direct mail campaigns and they may also work with a sub network of local and regional brokers that refer business to them. Our management knows these brokers very well. Four of the top-producing brokers in the country are former contract buyers for Metropolitan, and all were hired and trained by Mike Kirk, our President. Mike Kirk maintains excellent working relationships with these top-producing brokers. As our business grows, we will focus our efforts on maintaining established long-term relationships with the nation's key brokers. At this time, no one broker provides a material amount or our business. As our business grows, we expect to continue working with a wide range of brokers and we intend to avoid exclusivity or reliance on a particular person or business.

MARKETING

         We commenced operations in January, 2002, and have been narrowly focused on developing our product flow during our first eighteen months of operations. As a result, we have taken a relatively low key approach to our marketing effort, relying primarily on reestablishing broker relationships through direct personal contact, word of mouth advertising, and deal solicitations by e-mail and fax to a wide list of prospects. We have also spent considerable effort at reestablishing contacts with institutional buyers of real estate note pools to whom we can move our contract pools while we grow the business.

         In May, 2002, Mike Kirk, Doug Greybill and Doug Durham attended the American Cash Flow Association ("ACFA") trade show in Chicago, Illinois. Mike Kirk was a featured speaker and used the opportunity to personally greet many of his top-producing broker contacts. In June, 2002 and 2003 we attended the NoteWorthy convention in Las Vegas, Nevada. The ACFA show is the largest convention in the industry, attracting 3,000 brokers and most of the major institutional buyers of cash flow products.

         As our business grows, we will undertake to broaden our marketing presence and raise our profile through some or all of the following methods:

         o We will establish a website where brokers, investors and property buyers can learn about our programs and staff. The website is now operational and can be found at www.genesisfinance.com.

         o We use "broadcast fax" capabilities to announce new programs and parameter changes to our broker-clients.

         o We send monthly mailers to brokers and secondary market investors to stay in front of our key clients.

         o We will maintain our presence at the two major national industry conventions held each year(ACFA and Noteworthy), sponsoring workshops and convention sessions at these shows to promote the benefits of working with Genesis.

         o A leading broker-training institution (ACFA) has offered to promote Genesis as one of the leading receivable buyers in return for our participation in their training sessions. This may provides us with the platform to train the next generation of brokers in our methods and establish credibility with new brokers who are just getting started in the market.

         o We may develop modest promotional awards to say "thank you" to brokers and investors.

         o We may run small classified ads in a few newspapers and other publications in the Northwest. This will allow us to pick up a few retail transactions, generating additional volume at much higher spreads.

         The main thrust of Genesis' marketing effort will continue to involve daily telephone contact with the 25 key brokers in the country, all of whom are well known by our management. Our success will depend on long-term broker relationships and our staff will continue the high level of service they are known for.

PRODUCTS

         We have initially focused on buying and reselling seller financed residential and small commercial real estate receivables contracts. In appropriate circumstances, we will also generate fees from brokering deals that either do not meet our funding requirements or are too large for our current capabilities, and we are now expanding our focus to include business notes and hybrid contracts that include some real estate with a business. As the business becomes better established and our relationships with the brokers, the institutional buyers, and our primary lender are more firmly entrenched, we will expand our product offerings to include other cash flow products. These products are discussed in more detail below.

         SELLER FINANCED RESIDENTIAL REAL ESTATE RECEIVABLES. Seller financed residential real estate receivables represent first lien positions on residential property (also referred to as "houses" or "collateral"). The houses may be located anywhere in the United States. The related Real Estate Notes will normally range in size from $20,000 to $250,000 and are expected to average about $75,000. The receivables will usually require monthly payments to amortize the receivable balance over terms of up to 30 years, although balloon payments and "calls" (shorter maturities dates) are not uncommon.

         On average, Genesis will buy the Real Estate Notes at a discount to yield 2% to 4% or more above the face (stated) interest rate on the note or contract. By using the discount to yield to calculate the net present value of the future cash flow stream, our investment in the receivable will be substantially less than the face (stated or nominal) balance of the receivable. We will typically hold the receivable for 90 to 180 days, during which time we will collect the receivable payments directly from the person obligated to pay the receivable.

         After we have acquired a sufficient number of receivables, we will sell them in groups (pools) to secondary market investors. The receivable pools typically sell at discounts to yield 1% to 3% more than the face rates of the receivables. The difference between our discount to yield on the purchase of receivables (2% to 4% over face rate) and our discount to yield on the sale of the receivables (1% to 3% over face rate) is referred to as the "SPREAD". Since receivables are sold at a positive "spread" or a premium over our cost, the sale of receivables produces a gain. Our revenue is generated from both the interest earned on owned receivables while they are held for resale, and the gain on the sale to the secondary investor. Our profitability is a directly related to the total receivable volume and the average spread.

         Sellers' receivables fall into two broad categories: "SEASONED RECEIVABLES," and "SIMULTANEOUS closings". Seasoned receivables are those that originated some time in the past and the payor has established a payment history on the receivable. These seasoned receivables are perceived to involve less risk because of the established payment record. "Simultaneous closings" are those seller receivables that we purchase and fund at the same time that the buyer is purchasing the property from the real estate owner. No payment history exists on a simultaneous closing, and unlike conventional home financing, the real estate owners (sellers) rarely obtain in-depth credit information on their buyer. As a result, underwriting the receivable is highly subjective and very collateral-oriented.

         All the residential receivables in this product category will be secured by first liens on residential real estate houses. The value of the houses are determined by appraisals performed by appraisers familiar with markets where houses are located and performed at the time the receivables are created by the seller. The nominal balance of the original receivable compared to the appraised value of the houses (the Loan to Value, or LTV) will normally range from 70% to 90%. Since we buy the receivable at a discount, our investment in the receivable is lower than the face. Our investment compared to the value of the collateral (Investment to value, or ITV) will normally range from 60% to 80%. For seasoned receivables Genesis' underwriters may require that the original appraisal be supplemented with an updated appraisal (usually with a current "drive-by" or "windshield" appraisal).

         All receivables are sold "service released", meaning that the buyer of the receivable assumes the right and responsibility to collect the payments and service the receivable. All receivables are both bought and sold non-recourse.

         Our returns are dependent on how well and how efficiently we enhance the value of the receivables we purchase. The primary risk of owning any receivable is the risk of non-payment. Since seller receivables frequently lack comprehensive borrower credit information, the credit risk is often difficult to quantify and the underwriting process focuses primarily on collateral (see Underwriting Section). Investors believe that as a receivable becomes seasoned, the risk of non-payment drops. By holding a receivable, even for 3 to 6 months, and receiving a history of payments, the risk goes down and the value of the receivable increases significantly. Increased value of a receivable is reflected in a lower discount to yield requirement by the secondary market investor and a higher spread on the sale of the receivable.

         In order to maximize the velocity of the funds available to us during the first year of our business, we intend to sell all receivables as soon as practical (within 90 to 180 days). As we build a stable financial base and develop adequate funding capacity, we will consider holding selected loans for longer periods of time when the extended holding periods will provide greater profits.

         SELLER FINANCED COMMERCIAL REAL ESTATE RECEIVABLES CONTRACTS. The commercial contracts follow the same basic process as residential contracts. The only significant difference between the two is in type of collateral that underlies the contract. We will limit commercial property contracts to those less than $250,000, and initially, we will not bid a commercial property until we have determined that we have a buyer for the contract ready, willing, and able to purchase the contract from us within a reasonable time after we close.

         BROKERED LOAN AND REFERRAL FEES. From time to time, we will be presented with residential and commercial financing requests that do not meet our current requirements, but that we can refer to another financing source that will fund the transaction. In such cases, we will earn referral or finders fees for simply referring the prospective transaction. In some cases, we may agree to document and close the transaction in a "simultaneous closing" in which the funding source remits funds to the closing agent and pays us the referral fee that we earned on the transaction. In either case, we are never at risk, and we never outlay our own funds to complete the transaction. We expect to be able to generate brokered loan fees totaling $50,000 or more in its first year and $100,000 or more in later years.

         OTHER TYPES OF RESIDENTIAL REAL ESTATE RECEIVABLES. In most instances, our purchases of seller financed real estate receivables contracts will involve a purchase of the entire note balance. In some instances, this method may be modified to in any of several ways.

         PARTIAL PURCHASE. This is the purchase of the front portion of the contract cash flow. For example, Genesis might purchase the first ten years cash flow of a twenty year note, and the remaining ten years might be retained by the seller. In a partial purchase, our position is secured by a recorded full assignment of the note. An unrecorded "Partial Agreement" contract is signed with the seller, outlining the agreement. The seller's position in title is eliminated, and should the note go into default, the seller must either pay off our position or forfeit their rights to the remaining cash flow. (Partial transactions are saleable in the secondary market on a whole loan basis, but cannot be securitized at this time.)

         REVERSE PARTIAL PURCHASES. This is the purchase of the entire note, with an agreement to pass through a certain number of the front-end payments. For example, we may purchase a twenty year note, but agree to pass the first six payments through to the seller. This option is also secured by a recorded full assignment of the note and related lien document. An unrecorded `Reverse Partial Agreement' contract is signed with the seller, outlining the agreement. The seller's position is eliminated. Should the note become delinquent, or go into default, the RPA becomes invalid, and the pass through obligation is eliminated. Because these notes are not saleable in the secondary market until the pass through period has expired, Genesis will not purchase such transactions until at least until year 2, and only after it is positioned to hold receivables for the six (6) month pass through period.

         OTHER RESIDENTIAL PRODUCTS. There are numerous ways to purchase the cash flows of receivables including multi-stage payouts, split payments, and many other variations beyond the options listed above; it's simply an internal rate of return calculation of the cash flow stream the seller desires to sell. Due to the uniqueness, and difficulty in servicing, many of these purchasing options are not saleable to secondary market investors. Since Genesis intends to resell everything it purchases, our purchasing options will be limited to only those programs that are readily sold in the secondary markets.

         NON-REAL ESTATE CASH FLOWS. There are a number of cash flows available to purchase which are not secured by real estate but are paid by credit worthy payors (e.g. annual lottery payments paid by state governments, structured settlements payable by large companies, insurance company annuities paid over time). Lucrative yields can be earned by purchasing these receivables. The secondary market for these receivables is very limited. Genesis may take advantage of opportunities to broker such receivables as the opportunities may arise.

UNDERWRITING

         In order to maintain tight control over the process of purchasing seller financed real estate receivables, Genesis performs its own underwriting of all notes and contracts considered for purchase. Genesis maintains total control of the process and does not fund a purchase if information requested from a participant in the process is not forthcoming or is unsatisfactory. While the underwriting process is complex and involves a number of participants, Genesis is the funnel point through which all information is filtered. Michael Kirk and Douglas Greybill have ___ years experience in underwriting seller financed paper, and they perform the underwriting function for the company. The underwriting process is described in more detail in the following paragraphs.

         INTRODUCTION. The key to success with Genesis' business model rests with the Underwriting process for seller financed real estate receivables purchases. Underwriting for Seller Financed Real Estate Receivables is significantly different from underwriting FNMA/GNMA loans. FNMA/GNMA loan applications are completed by trained clerks and approved or declined by a computer with little subjective analysis of the borrower or the collateral. This is necessary in order to maintain uniformity of product for the guarantying government agencies and the end investors. Underwriting seller financed real estate receivables is highly subjective and requires very experienced analysis and understanding of collateral, borrowers and the parameters required by various seller financed receivable secondary market investors. It starts with the submitting brokers.

         SUBMITTING BROKERS QUALIFICATIONS. Genesis will be very selective in choosing the brokers from whom they will accept submissions. Due to limited personnel resources, Genesis will not accept submissions from unknown or inexperienced brokers. Packages must be complete and accurate. Historically, only experienced brokers are capable of meeting this requirement.

         QUOTING PURCHASES. Brokers call, or fax in requests for price quotes. In this business, speed, accuracy, and consistency are essential. If the quote request has complete information, a responsive quote will be given as soon as possible, but no later than the end of the next business day following the day on which the quote request is received. All quotes are subject to verification of the information provided at the time of the quote and underwriting approval. Although it is Genesis' intent to honor all quotes, they are subject to due diligence and underwriting. Occasionally information is discovered in due diligence that "just doesn't smell right", and Genesis will back out of the deal. Genesis management has operated this way for years with the broker community, and it is standard operating procedure. Brokers understand that quotes are not binding, and Genesis has no obligation to fund unless and until it decides to fund.

         BROKER SOFTWARE. BrokerNet is an industry-standard software program for packaging and calculating quotes. BrokerNet is proprietary software owned by Metropolitan, and is available for purchase and use by other purchasing entities. The software is extremely versatile and allows the user to enter a wide variety of parameters and desired returns, and instantly receive a dozen different quote formats. Genesis personnel are familiar with BrokerNet, and use its capabilites during processing and closing procedures. Since most large brokers use BrokerNet, it provides a standard format for submissions and helps ensure that each file contains the necessary information for subsequent secondary market sale.

         UNDERWRITING PHILOSOPHY. Seller-financing is a unique financial product and must be underwritten as such. It cannot be underwritten in the same "black and white" manner that is standard in the conventional mortgage industry. This product is "gray". That's why it was not funded through conventional means at the outset. Something caused it to fall out of the "black and white" underwriting, and it didn't qualify for conventional mortgage financing.

         Of all the conventional lenders that have tried the seller-financed market and failed over the years, all attempted to underwrite the product in the same manner as conventional mortgage loans. Even though the lenders knew the seller financed product had been through the system already, and was rejected, they still kept the automated "black and white" lending requirements, but relaxed the criteria and just made it easier for poor quality deals to get approved. The end result was higher than expected risk and substantial losses.

         Success in the world of seller-financed real estate receivables requires much more common sense and judgment, backed by years of front-line experience with the product. The entire transaction has to be reviewed as a whole, not just piece by piece. "Absolute rejection" minimums have to be established and followed, but "automatic approval criteria" is a recipe for failure in this market. Brokers are professionals at "knowing the system," and getting their deals through that system. If you give them defined "black and white" parameters, they will package and massage deals until they fit those parameters.

         Underwriting seller-financed product requires an extensive knowledge of documentation variations and requirements, state and local laws and practices, real estate values and marketability, credit, collection, foreclosure procedures, time requirements, and human nature. Transaction documentation varies tremendously, from office supply store standard form documents that have been filled in by buyer and seller at a kitchen table, to attorney-prepared contracts dozens of pages thick. The required documentation in one state may not be acceptable in another state, or the county in a particular location may require additional documentation in order to allow recording. Different types of title policies are required depending on the area, or the mood of the title company. Our personnel know and understand these differences and have many years of experience with documenting transactions.

UNDERWRITING GUIDELINES

         MARKETABILITY. The ability to remarket the seller financed real estate receivable contract is extremely important to Genesis. Protecting our equity position is one of the most critical issues in our seller-financed transactions. Appraised value is simply the opinion of the appraiser at the time of the transaction. The underwriter needs to look at the whole picture, not just the estimated value. What condition is the property in? How long have the buyers been in the property, and are they responsible for the present condition? Is it well kept, being improved, or is it deteriorating? Is it overbuilt for the area? What's the neighborhood like? Is it in an area of transition, crime, or regentrification? How would the location affect a resale? What's the geographic market look like? Appreciating? Declining? Stable? Although the appraisal will address many of these factors, the appraisers are used to working for mortgage brokers, or real estate agents, who are usually pushing for the highest value possible, and many are more concerned with client satisfaction than accuracy. In the seller-financed industry, the underwriter must make an independent evaluation of the appraisal and determination of value to be certain adequate collateral coverage exists.

         UNDERWRITING PROCEDURES. Genesis has established the following procedures to provide uniformity in its underwriting practices.

                  FIRST REVIEW. The underwriter first gives the file a quick overview, looking to see if there are any items that would result in an "absolute rejection" of the file. If the buyer has prior foreclosures, is in bankruptcy proceedings that have not been dismissed or discharged, has multiple bankruptcies, is unemployed with no visible means of support, etc., the submission will be rejected. If the property is of an unacceptable type, in unacceptable condition, located in a market that is known to be rapidly declining, or in a market that has been a problem for Genesis in past, the file will be rejected. If the receivable documentation is incomplete, incorrect, or includes clauses that may be detrimental to our security position, or our ability to enforce collection of the debt, the file will be rejected. If a file is rejected in the initial review, the underwriter will convey that decision and the reason to the submitting broker. The file cannot be resubmitted without additional information to justify another look. Files with documentation problems will not be reconsidered until evidence is received indicating the documentation deficiency has been corrected.

                  PRICING ISSUES. In some cases, the requested buy price from the broker will be outside our target pricing. In such cases, if the submission is not rejected during the preliminary review based on a credit or collateral, then underwriting will notify the submitting broker that the file is outside our pricing parameters and is being placed on hold. Should the broker and the contract holder wish to adjust their pricing to our approved buy price the file will be underwritten at the adjusted pricing. If the broker cannot, or is unwilling to consider a lower buy price, the file will be returned to the broker without any further underwriting attention.

                  IN-DEPTH UNDERWRITING ANALYSIS. Should a submission pass the initial overview, the underwriter will perform an in-depth analysis of the deal. During this analysis, the underwriter will keep a written record findings and concerns. These notes become a permanent part of the file, enabling the secondary market purchaser to understand the underwriter's reasoning for approval.

                  THE STRUCTURE. The underwriter gives careful consideration to the structure of the transaction. Does the structure meet the needs and abilities of the buyer? Or does the structure meet the needs of the seller (or broker) with terms that will bring the maximum price in the market, but tax the buyer's ability to pay? Was the down payment real? Was the down payment made with the borrower's funds, or did they have to borrow it, or was it a gift? Can the buyer afford the payments now, and does it appear they will continue to have the ability to perform? Was the sales price inflated to offset the buyer's inability to finance through conventional channels? Was the sales price inflated to offset the discount in the sale of the note? Does everything about the transaction make sense, or are there "red flags" that suggest further investigation is required?

                  DOCUMENTATION. of the sale is read thoroughly, looking for unusual addendums, or inserted phrases that may jeopardize our position. The underwriter will discuss any questions or concerns about the acceptability or legal structure of the documentation with our closing staff and/or the closing title company. The title report is reviewed in conjunction with the documentation. Does the report substantiate all the represented facts? Are there potential problems in the report that may jeopardize our position?

                  THE APPRAISAL. The appraisal report, listing agreement (if available), and property description supplied by the broker and seller are considered together. Any inconsistency in this information is a red flag, and must be explained to the underwriter's satisfaction before the submission is approved. The underwriter must be confident that the property value, the marketability of the property, and the desirability of the area are acceptable. The underwriter will also establish an estimated quick-sale price for the property during this research. If it appears the sales price was too high, or conditions in the area and/or problems with the property dramatically reduce the property's estimated quick-sale value, the transaction will either be declined, or the buy price will be lowered to provide Genesis with sufficient collateral value.

                  CREDIT INFORMATION. The underwriter scrutinizes what credit information is available on the buyer very carefully and considers the information in the context of the entire deal structure. Credit scores and credit reports are reviewed very closely: consumer credit accounts, collections, judgments, line and loan balances, length of credit relationships, time in the credit file, employment information, consumer statements, address histories, aliases, and anything else appearing on the report is reviewed and compared with representations. All loan application and other financial information that was submitted with the file is reviewed closely. If there are any inconsistencies, if anything raises a red flag, or there is just something that makes the underwriter uncomfortable or apprehensive, the underwriter notes the concerns in the file and resolves those concerns prior to granting approval. The credit underwriting of a seller-financed transaction consists of again looking at the overall deal. The credit scores and credit trade histories are simply pieces of the puzzle. The underwriter's opinion of the buyer's ability to make the payments, based on all the information taken together, takes precedence over the credit-score itself.

         PROCESSING/CLOSING PROCEDURES. At the completion of the underwriting process, if the transaction is approved, the file moves into the closing process. When our closer receives the file, the first step is to review the entire package for completeness, with special focus on the documentation. If no discrepancies are noted, our closer will initiate the closing process. The time goal for the closing process cannot be established due to the limited control of the process, but normally, the closing will take place within 1-2 weeks after the process is started.

         SETUP PROCEDURES. Upon receipt of the closed file from the closer, the Operations Coordinator reviews the file for completeness and makes sure everything is in a standardized format. Follow-up requirements are added to the existing master follow-up sheet, and the appropriate recording authorities are contacted to determine when required items will be received. The follow-up is calendared according to each response. The Operations Coordinator is responsible for all follow-up.

         If the file is slated for immediate sale, the Operations Coordinator adds it to the immediate sale list, files it as such, notifies management that it has been added to the list and advises management of any documentation that is in follow-up.

         DEFAULT PROCEDURES. Genesis is staffed by experienced professionals, who have in-depth knowledge in underwriting. Receivables will be sold after short holding periods and defaults are expected to be minimal. Some defaults will occur, however, and we will take steps after we become aware of the default to protect our interests. Genesis operates under the policy that any transaction over 90 days delinquent is a defaulted transaction. In a default situation, Genesis will pursue one or more of the following alternatives: discussion with the submitting broker concerning ways to remedy the default; an offer to re-write or modify the note for the buyer to cure the default provided good evidence is available that the re-write will be honored by the buyer; sale of the Real Estate Note with the delinquency disclosed (possibly at a loss); acceptance of a deed in lieu of foreclosure; and/or foreclosure and foreclosure sale.

SECONDARY MARKET RESALES

         OVERVIEW. Genesis resells purchased contracts to various secondary market investors. Genesis attempts to resell the contracts as soon as possible with a view toward optimizing gains on resale. In the case of seasoned products, resales can take place as soon as a sufficient number of other deals have been purchased to allow a pool of receivables to be assembled with an aggregate face value of about one million dollars.

         REQUEST FOR BIDS. When Genesis has acquired a sufficient number of contracts for resale in a pool, the Operations Coordinator prepares a request for bid and lists the receivables on an Excel spreadsheet that shows all relevant information (balance, face rate, payment amount, remaining term, etc.). The request for bid is then faxed and/or emailed to suitable secondary market investors. The investors review the request and fax or email back a bid price, subject to file review and underwriting.

         SALE OF POOLS. When Genesis accepts a bid for a pool, the Operations Coordinator assembles and forwards to the successful bidder the related loan files. The successful bidder reviews and underwrites each file to confirm that each loan meets their underwriting and document requirements. Occasionally, the investor rejects individual loans included in the pool and the bid price adjustment is negotiated accordingly. Upon the investor's final acceptance of the pool of loans, Genesis forwards original files to the investor, the investor prepares the assignment documents, closes the pool purchase and wires funds to Genesis. Genesis normally receives funds within 2 weeks from the date the successful bid is accepted.

GOVERNMENTAL REGULATION

         Genesis does not originate residential loans, and is not subject to governmental regulation as a lender, bank, mortgage broker, or other regulated financial institution. Our business focuses on transactions that are not subject to governmental regulation and we intend to maintain this business focus for the foreseeable future.

EMPLOYEES

         Genesis currently has four full time employees and one part time employee. Additional personnel will be hired as business demands, opportunities, and funding allow.

                   CONTRACTS PURCHASED THROUGH MARCH 31, 2003

         Through March 31, 2003, Genesis has purchased ninety-one contracts with an aggregate cost of $5,521,332. This amounts to an average contract purchase price of about $60,000. Of these ninety-one contracts, we have sold forty-nine and still hold forty-two in inventory with an aggregate cost of $1,823,026. Details on the contracts held in inventory are provided in the table below.

-------------------------------------------- ------------------------------------ ------------------------------------
               Property Type                      Number of Contracts Held                  Aggregate Cost
-------------------------------------------- ------------------------------------ ------------------------------------
Single family residential                                 Eighteen                                          $ 565,463
-------------------------------------------- ------------------------------------ ------------------------------------
Condominium                                                  One                                               73,580
-------------------------------------------- ------------------------------------ ------------------------------------
Double-wide mobile home                                     Three                                             125,813
-------------------------------------------- ------------------------------------ ------------------------------------
Single-wide mobile home                                     Three                                              89,894
-------------------------------------------- ------------------------------------ ------------------------------------
Mobile home - R/V park                                       One                                              100,000
-------------------------------------------- ------------------------------------ ------------------------------------
   Total residential properties                          Twenty-six                                         $ 954,750
-------------------------------------------- ------------------------------------ ------------------------------------
Commercial retail property                                  Three                                             238,265
-------------------------------------------- ------------------------------------ ------------------------------------
Commercial mixed use property                                Two                                              129,251
-------------------------------------------- ------------------------------------ ------------------------------------
Improved land                                               Eight                                             390,610
-------------------------------------------- ------------------------------------ ------------------------------------
Business notes                                              Three                                             110,150
-------------------------------------------- ------------------------------------ ------------------------------------
    Total commercial properties                            Sixteen                                           $868,276
-------------------------------------------- ------------------------------------ ------------------------------------
        Total all properties                              Forty-two                                       $ 1,823,026
-------------------------------------------- ------------------------------------ ------------------------------------


         All of the contracts are held for resale. Pending resale, Genesis collects monthly payments in accordance with the Real Estate Notes. Monthly payments received are recorded as interest income and reductions in inventory (for the principal portion of the payment), as appropriate. At the end of each calendar quarter, Genesis reviews the aggregate market values of all residential contracts against the aggregate cost of those contracts, and marks the aggregate value to market if it is less than cost. The same process is performed for commercial contracts. As of December 31, 2002, the aggregate market values of the residential and commercial properties exceeded their costs. The contracts owned by Genesis are sub-prime contracts secured by first position liens on real property. See "Business" at Page ___.

         Of the forty nine contracts sold, seven contracts with an aggregate cost to Genesis of $1,889,786 were sold to, in whole (five contracts) or in part (two contracts), Temporary Financial Services, Inc. and John R. Coghlan, affiliates of Genesis. Genesis received joint venture profits of $107,500 and brokerage fees of $52,975 on these transactions with affiliates. Additional details on these transactions with affiliates are included under the heading "Certain Relationships, Related Transactions, and Conflicts of Interest" at page
------.

                             DESCRIPTION OF PROPERTY

         Genesis leases approximately 1700 square feet of space in a professional office building located at 200 North Mullen Road, Suite 217, Spokane, Washington 99206. We believe that this space will be adequate to meet our needs for the next three years.

                DIRECTORS, EXECUTIVE OFFICERS, AND KEY PERSONNEL

         Genesis currently operates with four full-time employees, one part time employee, and a three member Board of Directors. Additional employees will be added as activity levels warrant the addition. The following are brief biographical descriptions of each employee and Director of Genesis.

         MICHAEL A. KIRK, President, CEO and Director, age 51, is responsible for the overall management of operations. He will oversee and be directly involved with buying, underwriting, and secondary marketing. He will also oversee the processing, closing and servicing functions. Mr. Kirk is a founder of Genesis and has served as President and Director since inception in January, 2002. Mr. Kirk devotes his full time and energy to the business.

         Prior to founding Genesis, Mr. Kirk was the Senior Vice President of Metropolitan Mortgage & Securities Co., Inc. ("Metropolitan"). In that capacity, Mr. Kirk managed a staff of 155 and was responsible for all corporate production units, including real estate receivable acquisition, commercial real estate lending, wholesale residential lending, retail residential lending, correspondent lending, secondary markets, alternative cash flow acquisitions, and equipment leasing. In Metropolitan's fiscal year ending in 2000, his operations produced $634 million in transaction volume, involved $900+ million in total assets and contributed $97 million in revenues. Mr. Kirk joined Metropolitan in 1982 as a contract buyer and a member of the underwriting committee. He was a contract buyer and senior underwriter for 12 years. During his tenure with Metropolitan, Mr. Kirk was personally responsible for moving the company from a retail focus to the wholesale markets, and increasing production ranging between 20% and 55% annually 5 years in a row. He was instrumental in turning Metropolitan into a diverse, full-service financial institution and personally designed and implemented many of the products available at Metropolitan. He also coordinated Metropolitan's securitization business.

         Mr. Kirk was a Founding Director of the National Association of Settlement Purchasers; served as an Advisor to the National Association of Private Mortgage Purchasers; was voted one of the "Pioneers of the Cash Flow Industry" by a cash flow industry trade publication; received an Honorary Doctorate of Presentations, presented by the Benscheidt Communications Group; and has been a past Keynote Speaker at American Cash Flow Association and the Noteworthy Organization annual conventions.

         Mr. Kirk also serves as a director of Temporary Financial Services, Inc., an affiliated company. Mr. Kirk was elected to the TFS Board at the TFS annual shareholders' meeting on August 1, 2002.

         DOUG GREYBILL, Vice President, age 51, is primarily responsible for coordinating the sale of the asset pools to secondary investors. Mr. Greybill is a full time employee of the company having joined Genesis on March 1, 2002, and has served in the capacity of Vice President since March 26, 2003. He is also actively involved in receivable buying and marketing to the brokers, and assists in underwriting the receivables being purchased to assure compliance with the requirements of the secondary investors.

          Until joining Genesis in February, 2002, Mr. Greybill served as Vice-President of Acquisitions and Secondary Markets for FSB Mortgage, a Little Rock, Arkansas-based secondary market investor in seller-financed receivables. FSB hired Mr. Greybill in early 2000 to significantly expand FSB's presence in the direct purchasing of seller receivables. Prior to joining FSB, he was Metropolitan's Vice-President of Capital Markets, where he was responsible for all correspondent lending and secondary marketing for three years. Prior to joining Metropolitan, he was Executive Vice-President and Chief Credit Officer of Willamette Savings and Loan, a billion dollar thrift headquartered in Portland, Oregon.

         TRENA HAYES, Closer, age 30, is primarily responsible for closing documentation on all purchased and sold receivables. Ms. Hayes has been with Genesis since inception on January 24, 2002 and works full time for the company.

          Ms. Hayes was formerly, a Senior Closer for Metropolitan, and Operations Manager of Metropolitan's equipment leasing unit. She is very knowledgeable in real estate laws and procedures in all 50 states. As a senior closer at Met, she was responsible for overseeing the files of 5 junior closers.

         CHRISTINA HALVERSON, Operations Coordinator, age 36, is responsible for all processing and operational support, including daily interaction with Genesis' warehousing line lender and wire transfers. Ms. Halverson has been with Genesis since inception on January 24, 2002 and works full time for the company.

          Ms. Halverson previously served as a Senior Closer/Processor for Metropolitan's Alternative Cash flow business unit and more recently served as the Executive Assistant to Mike Kirk when he was Metropolitan's Senior Vice-President of Production. She is knowledgeable in all phases of acquisitions, processing and operations coordination.

         DOUGLAS B. DURHAM, age 51, Chairman of the Board since inception on January 24, 2003, coordinates capital formation and debt financing activities, monitors weekly financial performance, oversees all accounting and legal activities, and participates in strategic planning. Mr. Durham is not active in the day to day operations of the business and devotes as much of his time as required to activities as Chairman.

         Mr. Durham currently serves as Senior Vice-President and National Sales Manager of Production Finance International, LLC, a Spokane-based purchase order finance company specializing in high-risk financing to US-based importers and exporters of pre-sold inventory. Previously, Mr. Durham managed the marketing for a Spokane-based regional factoring company, and prior to that, was a Vice-President and Commercial Lending Officer with 20+ years experience in all facets of commercial lending, including small business and middle market lending, national accounts and correspondent banking. He has an extensive background in traditional and non-traditional financing, accounting and commercial documentation.

         BRAD E. HERR, CFO and Director, age 49. Mr. Herr has served as Director of Genesis since its formation on January 24, 2003. Mr. Herr was appointed Chief Financial Officer of the Company on April 1, 2003. Mr. Herr currently works for the company on a part time basis spending about 12 hours per week on company business.

         Mr. Herr graduated from the University of Montana with a Bachelor of Science Degree in Business - Accounting in 1977 and a Juris Doctorate in 1983. Prior to 1993, Mr. Herr practiced law for ten years with several different firms. From 1993 through 1996, Herr practiced law in the firm of Brad E. Herr, P.S. In June 1996, Mr. Herr left the practice of law to join AC Data Systems, Inc. (AC Data) in Post Falls, Idaho, serving as Director of Finance from 1996 through 1998, and as Vice-President Business Development from 1998 through June 2001. AC Data is a privately held manufacturing business engaged in the design, manufacture and sale of surge suppression products marketed primarily to the telecommunications industry.

         In June, 2001, Mr. Herr left AC Data to join Temporary Financial Services, Inc. ("TFS"), a publicly held financial services company located in Spokane Washington. Mr. Herr is currently the Chief Operating Officer and a Director of TFS.

         Mr. Herr is licensed to practice law in the states of Washington and Montana. Mr. Herr also maintains inactive status as a Certified Public Accountant in the State of Montana.

                             MANAGEMENT COMPENSATION

         Genesis has entered into employment agreements with Michael A. Kirk and Douglas B. Durham. Michael A. Kirk, President, receives a salary of $72,000 per annum, usual company benefits such as health insurance, and incentive compensation. Douglas B. Durham, Chairman of the Board, receives a salary of $12,000 per annum, and incentive compensation. For the period ended December 31, 2002, Douglas Durham waived his right to salary compensation from Genesis under his employment agreement until Genesis achieves consistently profitable operations.

The following tables set forth additional compensation information on Michael A. Kirk, Douglas B. Durham, Douglas Greybill, and Brad Herr. This group includes all of the executive officers and directors of the company.

------------------------------------- ------------- ------------------------------------------------------------------
                                                                           Annual Compensation
                                                    ------------------------------------------------------------------
                                          Year                                                       Other Annual
Name and principal position             (Note 1)           Salary                 Bonus              Compensation
------------------------------------- ------------- --------------------- ---------------------- ---------------------
Michael A. Kirk, President                2002                   $72,000                     --                    --
------------------------------------- ------------- --------------------- ---------------------- ---------------------
Douglas B. Durham, Chairman               2002                        --                     --                    --
------------------------------------- ------------- --------------------- ---------------------- ---------------------
Douglas Greybill, V.P.                    2002                   $60,000                 $5,042                    --
------------------------------------- ------------- --------------------- ---------------------- ---------------------
Brad E. Herr, Director                    2002                        --                     --                Note 2
------------------------------------- ------------- --------------------- ---------------------- ---------------------


Note 1: The Table reflects the annualized salaries for Michael Kirk and Douglas Greybill, and includes bonus and other compensation amounts for the period from January 24, 2002 ( inception) through December 31, 2002, about eight months.

Note 2: Mr. Durham received no annual compensation from Genesis in the period ended December 31, 2002. Mr. Herr is an officer and director of Temporary Financial Services, Inc. (TFS) and TFS received $500 per month ($5,500 in the aggregate) for providing accounting services to Genesis in the period ended December 31, 2002. The payments for accounting services to TFS were not for the primarily purpose of compensating Mr. Herr.

------------------------------------- --------------------------------------------------------------------------------
                                                                     Option/SAR Grants
------------------------------------- ------------------- -------------------- ------------------- -------------------
                                          Number of       Percent of total
                                         Securities          options/SARs
                                         underlying           granted to
                                         options/SARs        employees in       Exercise or base
Name and principal position                granted            fiscal year        price per share     Expiration Date
------------------------------------- ------------------- -------------------- ------------------- -------------------
Michael A. Kirk, President                 150,000                        29%               $1.20          04/15/2007
------------------------------------- ------------------- -------------------- ------------------- -------------------
Douglas B. Durham, Chairman                100,000                        19%               $1.20          04/15/2007
------------------------------------- ------------------- -------------------- ------------------- -------------------
Douglas Greybill, V.P.                     115,000                        22%               $1.20          04/15/2007
------------------------------------- ------------------- -------------------- ------------------- -------------------
Brad E. Herr, Director                      50,000                        10%               $1.20          04/15/2007
------------------------------------- ------------------- -------------------- ------------------- -------------------

Note 1: The Table includes information for the period from January 24, 2002 ( inception) through December 31, 2002.

Note 2: The options granted to Michael A. Kirk, Douglas B. Durham and Douglas Greybill are incentive stock options issued pursuant to the Genesis Financial, Inc. Stock Option Plan. The options granted to Brad E. Herr are non-statutory stock options. The issuance of the options did not result in a compensation element since no specified services were required to be performed and the value of the underlying stock was less than the exercise price on the date of grant.

                      EQUITY COMPENSATION PLAN INFORMATION
------------------------------- ---------------------------- ---------------------------- ----------------------------
                                            (a)                            (b)                        (c)
                                                                                             Number of securities
                                                                                            remaining available for
                                Number of securities to be    Weighted average exercise      future issuance under
                                  issued upon exercise of       price of outstanding       equity compensation plans
                                   outstanding options,         options, warrants and        (excluding securities
Plan Category                      warrants and rights.                rights                 shown in column a)
------------------------------- ---------------------------- ---------------------------- ----------------------------
Plans approved by security
holders                                         513,500              $1.20 per share                      136,500
------------------------------- ---------------------------- ---------------------------- ----------------------------
Plans not approved by
security holders                                   n.a.                         n.a.                         n.a.
------------------------------- ---------------------------- ---------------------------- ----------------------------


         None of the directors of Genesis receive any compensation for serving as directors. There are no standard arrangements for compensation of directors and no special circumstances have arisen to date that would require any other compensation arrangements for directors.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following tables set forth information regarding the number and percentage of our shares of common stock held by each director, each executive officer, and each other shareholder owning 5% or more of our outstanding stock. The table reflects the number of shares and ownership percentages currently and after the offering assuming that all of the warrants are exercised in accordance with this prospectus. The "After Offering" amounts also reflect the distribution by TFS of 737,280 shares of the Genesis common stock that it owns pursuant to the spin-off transaction described in this prospectus. For purposes of percentage calculations, options held by the persons indicated are considered outstanding currently and after the offering.

--------------------------------------------------- -------------------------------- ---------------------------------
                                                            As of 3/31/2003                   After Offering
--------------------------------------------------- ---------------- --------------- ---------------- ----------------
OWNERSHIP OF MANAGEMENT                              Common Shares      Percent       Common Shares       Percent
--------------------------------------------------- ---------------- --------------- ---------------- ----------------
Michael A. Kirk (Note 1)                                    675,000           25.0%          675,000            23.8%
200 N. Mullan Rd., Suite 217
Spokane, WA 99206
--------------------------------------------------- ---------------- --------------- ---------------- ----------------
Douglas B. Durham (Note 2)                                  625,000           23.1%          625,000            22.0%
1926 E. 38th Avenue
Spokane, WA 99203
--------------------------------------------------- ---------------- --------------- ---------------- ----------------
Brad E. Herr (Note 3)                                       126,294            4.7%          126,294             4.4%
200 N. Mullan Rd., Suite 213
Spokane, WA 99206
--------------------------------------------------- ---------------- --------------- ---------------- ----------------
Douglas Greybill (Note 1)                                   115,000            4.3%          115,000             4.1%
200 N. Mullan Rd., Suite 217
Spokane, WA 99206
--------------------------------------------------- ---------------- --------------- ---------------- ----------------
All officers and directors as a group                     1,541,294           57.1%        1,541,294            54.3%
--------------------------------------------------- ---------------- --------------- ---------------- ----------------

--------------------------------------------------- -------------------------------- ---------------------------------
SECURITY OWNERSHIP OF                                       As of 3/31/2003                   After Offering
CERTAIN BENEFICIAL OWNERS                           ---------------- --------------- ---------------- ----------------
                                                     Common Shares      Percent       Common Shares       Percent
--------------------------------------------------- ---------------- --------------- ---------------- ----------------
Temporary Financial Services, Inc. Note (4)               1,000,000           37.0%          262,720             9.3%
200 N. Mullan Rd., Suite 213
Spokane, WA 99206
--------------------------------------------------- ---------------- --------------- ---------------- ----------------
John R. Coghlan (Note 3)                                    463,498           17.2%          463,498            16.3%
200 N. Mullan Rd., Suite 213
Spokane, WA 99206
--------------------------------------------------- ---------------- --------------- ---------------- ----------------

Notes to Tables:

Note 1: Michael Kirk has been granted an option to acquire up to 150,000 shares of Genesis common stock at $1.20 per share. The option shares are included in the Table.

Note 2: Douglas Durham has been granted an option to acquire up to 100,000 shares of Genesis common stock at $1.20 per share. The option shares are included in the Table.

Note 3: Douglas Greybill has been granted an option to acquire up to 115,000 shares of Genesis common stock at $1.20 per share. The option shares are included in the Table.

Note 3: John R. Coghlan and Brad E. Herr are officers and directors of Temporary Financial Services, Inc. ("TFS") and are considered to beneficially own their pro rata portion of the shares of Genesis held by TFS, based on their interests in TFS. After this offering, TFS will continue to hold 262,720 shares of Genesis. Both Mr. Coghlan and Mr. Herr have received stock options entitling each of them to purchase 50,000 additional shares of Genesis common stock at $1.20 per share. The option shares are included in the Table. In the spin-off transaction, Mr. Coghlan will receive 268,000 shares of Genesis common stock and after the spin-off will have a beneficial interest in 95,498 shares of Genesis common stock that will still be held by TFS following the spin-off. In the spin-off transaction, Mr. Herr will receive 56,250 shares of Genesis common stock and after the spin-off will have a beneficial interest in 20,044 shares of Genesis common stock that will still be held by TFS following the spin-off.


Note 4: TFS has granted Durham and Kirk the right to purchase up to 200,000 shares of Genesis common stock owned by TFS at a purchase price of 5.00 per share. These shares are subject to a contractual agreement between TFS and Mr. Kirk and Mr. Durham and are not included in the table for purposes of the beneficial ownership determination.

                            SELLING SECURITY HOLDERS

         Included in this prospectus, Genesis is registering 137,500 shares of common stock for issuance upon exercise of 137,500 common stock purchase warrants at an exercise price of $3.00 per share. If the warrantholders exercise their warrants, they will be entitled to resell the shares received upon exercise in accordance with this prospectus. The shares may be offered by the warrantholders at $3.00 per share until such time as Genesis securities are traded in the over-the-counter market, and thereafter may be resold at prevailing market prices. The persons listed in the following table are under no obligation to sell any of there shares pursuant to this prospectus, but if they desire to do so, they may resell their securities immediately upon the effectiveness of the registration statement of which this prospectus is a part.

------------------------------------- ------------------- -------------------- ------------------- -------------------
                                                            Shares owned at          Shares           Shares owned
                                       Relationship to      March 31, 2003         underlying        after offering
                Name                       Genesis             (Note 1)             Warrants            (Note 2)
------------------------------------- ------------------- -------------------- ------------------- -------------------
Glenn Welstad                                None                      50,000              50,000              50,000
------------------------------------- ------------------- -------------------- ------------------- -------------------
Philip V. Renz IRA                           None                      12,500              12,500              12,500
------------------------------------- ------------------- -------------------- ------------------- -------------------
Terrence J. Dunne                            None                      12,500              12,500              12,500
------------------------------------- ------------------- -------------------- ------------------- -------------------
Michael Crabb                                None                       6,250               6,250               6,250
------------------------------------- ------------------- -------------------- ------------------- -------------------
Mark J. Ray, Sr.                             None                       6,250               6,250               6,250
------------------------------------- ------------------- -------------------- ------------------- -------------------
Jim Bjorland                                 None                       6,250               6,250               6,250
------------------------------------- ------------------- -------------------- ------------------- -------------------
Jerry Klein                                  None                       6,250               6,250               6,250
------------------------------------- ------------------- -------------------- ------------------- -------------------
Wayne DeMeester                              None                       6,250               6,250               6,250
------------------------------------- ------------------- -------------------- ------------------- -------------------
Sharen G.L. Sylva                            None                       6,250               6,250               6,250
------------------------------------- ------------------- -------------------- ------------------- -------------------
Patrick Holt Hjorton IRA                     None                      12,500              12,500              12,500
------------------------------------- ------------------- -------------------- ------------------- -------------------
Stan Wippert IRA                             None                      12,500              12,500              12,500
------------------------------------- ------------------- -------------------- ------------------- -------------------


Notes to Tables:

Note 1: The shares owned at March 31, 2003 are restricted securities and may not be resold without an opinion of counsel that the resale is exempt from registration.

Note 2: The column reflecting shares owned after the offering assumes that all of the warrants are exercised by the warrantholders and all of common shares received on exercise of the warrants are immediately sold in accordance with this prospectus.

                CERTAIN RELATIONSHIPS, RELATED TRANSACTIONS, AND
                              CONFLICTS OF INTEREST

         Following completion of this offering Genesis will be faced with certain conflicts of interest. Temporary Financial Services, Inc. ("TFS"), a significant shareholder, is also providing Genesis with a secured warehousing line of credit of $2,000,000. Brad Herr is a director of both Genesis and TFS. John Coghlan is a Director of TFS and after this offering will own approximately 16% of the total outstanding common stock of Genesis.

         These interrelationships could create potential conflicts of interest. Genesis may see deals from time to time that it may choose not to pursue. Genesis may refer or broker these deals to others, including officers, directors, and key employees for funding. This may create real or perceived conflicts of interest if deals funded by officers and directors are also deals that could have been funded by Genesis. Management will attempt to deal with such conflicts as they arise but no assurances can be given that the resolution, if any, will be acceptable to the parties involved or, if acceptable, that it will be in the best interests of the shareholders. When appropriate, Genesis may bring in outside advisors to assist with conflict resolution to attempt to develop a resolution that is fair to the stakeholders involved.

         From January 24, 2002 (inception) through March 31, 2004, Genesis has brokered five transactions to related parties and joint ventured two contract purchases with related parties.

         Three transactions have been brokered to John Coghlan with an approximate aggregate value of $660,000. Genesis received $9,636 in brokerage fees relating to these three transactions. Mr. Coghlan purchased a real estate note secured by a golf course property in Montana for $530,854 due in ten years with interest at 11% per annum. Mr. Coghlan also purchased two contracts secured by residential properties, one for $48,545 and one for $80,061.

         One transaction was brokered to directly to TFS, and an additional transaction was brokered to a small group of investors that included TFS. The first transaction was an $820,000 contract secured by a mobile home park in Washington. The note associated with the contract is due in thirty-six months, bears interest at 12% per annum and included a 5 point commitment/origination fee. This contract was too large for Genesis to fund internally. Genesis offered the contract to TFS and TFS agreed to purchase note for $820,000 provided it receive 2 points of the loan commitment/origination fee. Genesis received $16,400 for brokering the note and the referring broker received $8,200 for the transaction. TFS received $16,400 of the commitment fee for purchasing the contract. In the second transaction, TFS participated with a small group of investors to acquire a $300,000 contract secured by a commercial building in Idaho. This contract included a note due in thirty-six months with interest at 15% per annum. Genesis received $12,000 for brokering this transaction.

         Genesis and TFS joint ventured as 50% - 50% partners on acquisition of a $190,000 contract due in eighteen months bearing interest at 14% per annum and bearing a loan origination/commitment fee of 5 points. The origination/commitment fee $9,500 was split $4,750 each between Genesis and TFS and each company receives its portion of the monthly payments.

         Genesis and TFS also joint ventured a contract purchase that was too large for Genesis to fund on its own. TFS provided 80% of the funding for the joint venture purchase and TFS and Genesis agreed to split any profits generated from the contract. After holding to contract for approximately four months, the debtor agreed to an early payoff that resulted in a $215,000 joint venture profit that was split $107,500 each to TFS and Genesis. The original note relating to the contract was for $800,000 with interest only monthly payments and $100,000 annual principal bump payments. After acquiring the contract in the joint venture, Genesis offered the obligor a $100,000 discount for early payoff and the offer was accepted, resulting in the contract profit.

         In each of the above transactions with related parties, the Board of Directors of Genesis determined that Genesis was not in a position to take advantage of the opportunity presented with its available capital position. The Board considered each of these transactions, in terms of capital required, risk of the opportunity, and effort required on the part of Genesis to arrange the transaction, and determined that each transaction was fair to Genesis. In this regard, the Genesis Board considered the sharing of revenue from the transactions as necessary in order to secure the funding needed to complete the transactions.

         Genesis was originally formed by Michael Kirk, Douglas Durham and Temporary Financial Services, Inc., as founders. Kirk and Durham each received 500,000 shares of common stock in consideration of $500 each and the contribution to the business of the business proposal. TFS received 350,000 in consideration of $350 and its agreement to participate in the business opportunity. Based on the business proposal, Kirk, Durham and TFS agreed to provide seed equity capital to the business and agreed to certain loans in exchange for an additional equity interest in the business. TFS invested $200,000 for 200,000 shares of Genesis Stock, exchanged 50,000 shares of TFS common stock for 250,000 shares of Genesis common stock valued at $1.00, and purchased a convertible promissory note for $200,000. Kirk and Durham each also purchased an additional 25,000 shares of Genesis common stock for $25,000 each. John R. Coghlan received 50,000 shares of Genesis common stock for his agreement to provide additional financial backing (in the form of personal guarantees or other agreements) if needed to obtain an operating line of credit for $1,500,000 or more. On September 30, 2002, TFS converted its promissory note into 200,000 shares of Genesis common stock valued at $1.00. As a result of these transactions, Mr. Kirk and Mr. Durham each received 525,000 shares, Mr. Coghlan received 50,000 shares, and TFS received 1,000,000 shares of Genesis common stock.

         The transactions between Genesis and TFS and Coghlan were negotiated at arms length as part of the formation agreements that the parties entered into in January, 2002. Following completion of the transactions, Brad E. Herr, an officer and director of TFS, also became a director of Genesis. TFS owns 45% of Genesis through its ownership position of 1,000,000 shares. TFS is distributing 737,280 shares to its shareholders pursuant to this prospectus and will thereafter continue to own 262,720 shares following the distribution.

         On April 10, 2002, the Board of Directors approved the Genesis Financial, Inc. Stock Option Plan. The plan was presented to the Genesis shareholders on April 10, 2002 and was unanimously adopted by the shareholders on that date. The plan allows significant flexibility in the type and form of options that can be granted and to whom the options may be directed. Both incentive stock options and non-qualified stock options are allowed. Genesis reserved up to 650,000 shares of common stock for issuance pursuant to options granted under the plan. As of March 31, 2003, Genesis has granted stock options to management and affiliates aggregating 415,000 shares, and options to non-management employees aggregating 34,500. In addition, unaffiliated non-employee service providers have received options on 14,000 shares and an affiliated service provider has received options on 50,000 shares. All options are exercisable at $1.20 per share and vest 20% on the date of grant and 20% per annum over the succeeding four years.

         All outstanding options were granted by the Company upon resolution of the Board of Directors on April 10, 2002 and the options were issued on April 15, 2002. Genesis granted options to management and affiliates including: Mike Kirk (150,000), Douglas Durham (100,000), Douglas Greybill (115,000), John Coghlan (50,000) and Brad Herr (50,000). At the time the options were granted, the fair value of the Genesis common stock was less than $1.20 per share and no compensation expense was recognized by Genesis as a result of the option grants.

                            DESCRIPTION OF SECURITIES

         COMMON STOCK. The authorized common equity of Genesis consists of 100,000,000 shares of $0.001 par value common stock. All shares have equal voting rights and are not assessable. Voting rights are non-cumulative, and therefore, holders of a majority of Genesis's outstanding common stock will be able to elect all seats on the Board of Directors.

         Upon liquidation, dissolution or winding up of Genesis, the assets of Genesis, after the payment of liabilities, and payments to any preferred shareholders in accordance with their preferential distribution rights, will be distributed pro rata to the holders of the common stock. See "preferred stock". The holders of the common stock do not have preemptive rights to subscribe for any securities and have no right to require Genesis to redeem or purchase their shares.

         Holders of common stock are entitled to share equally in dividends payable on common stock, when, as, and if declared by the Board of Directors Genesis, out of funds legally available therefore. Genesis has not paid any cash dividends on its common stock since its inception in January, 2002.

         PREFERRED STOCK. In addition to the common stock described above, Genesis is authorized to issue up to 10,000,000 shares of preferred stock in any number of series where each series bears such rights and preferences as the Board of Directors designates in the resolution authorizing the issuance of that series. Upon resolving to issue a series of preferred stock Genesis is required to file a statement of rights of the preferred shareholders with the Secretary of State.

         Series A Preferred Shares. On June 24, 2003, the Board of Directors approved the creation of Series A Cumulative preferred stock (the Series A Preferred Shares), $10.00 par value, and the statement of rights of preferred shareholders was filed with the Secretary of State on June 27, 2003. The Series A Preferred Shares bear a cumulative dividend of 8% per annum payable quarterly. The Series A Preferred Shares include a liquidation preference entitling the holders to receive $10.00 per share plus any cumulative dividends then accrued before the common shareholders receive any distributions. Dividends on the Series A Preferred Shares must also be paid current before any dividends may be paid on the common stock. The Series A Preferred Shares may be voluntarily redeemed by Genesis at any time after December 31, 2004, and must be redeemed by the corporation no later than December 31, 2008. The redemption price is $10.50 plus any cumulative dividends then due.

         The Series A Preferred Shares have no voting rights except in instances where a proposed significant corporate action, such as an amendment to the Articles of Incorporation or a merger, would have the effect of changing the relative rights and preferences of the Series A Preferred Shares. In instances of significant corporate actions affecting the rights and preferences of the Series A Preferred Shares, the Series A Preferred Shareholders will vote as a class on the matter. In the event the common shareholders approve an action that requires class voting by the preferred shareholders and the preferred shareholders disapprove of the action, the action will fail. In this regard, the preferred shareholders have veto rights on those transactions requiring class voting. Actions requiring class voting include: (i) efforts to increase the number of authorized shares of preferred stock; (ii) the creation, issuance, or increase in the number of shares of any class of parity or senior stock; (iii) any amendment, alteration, or repeal of a provision that adversely affects the rights of the preferred shareholders; or (iv) merger, consolidation, or sale of all or substantially all of the assets of the business.

         Dividends on the Series A Preferred Shares are payable quarterly on March 31, June 30, September 30, and December 31 of each year to shareholders of record on 15th day of the Month in which the distribution is to occur.

         OPTIONS. At the time Genesis was organized, Genesis authorized and agreed to issue options for up to 650,000 shares of common stock pursuant to the Genesis Financial, Inc. Stock Option Plan. The option price was set at no less than $1.20 per share and is required to be not less than the fair market value of the shares at the time the options are granted. The Stock Option Plan allows for issuance of qualified Incentive Stock Options to employees and non-statutory options to directors, and other consultants and advisers. As of the date of this prospectus, Genesis has issued options for 513,500 shares (519,500 options originally granted less 6,000 cancelled) exercisable at $1.20 per share. The options vest 20% on the date of grant and 20% per year over the next four years. Options for the remaining 136,500 shares are reserved for future issuance.

                              PLAN OF DISTRIBUTION

         This prospectus describes three distinct offerings of Genesis's securities.

         TFS DIVIDEND DISTRIBUTION. The distribution by Temporary Financial Services, Inc. (TFS) of 737,280 shares of Genesis common stock to TFS shareholders will be accomplished by direct mail upon effectiveness of the registration statement of which this prospectus is a part. The mechanics of the TFS dividend distribution will be performed by Genesis transfer agent, Atlas Stock Transfer Corporation in Salt Lake City, Utah.

         WARRANTS. Genesis is also registering 137,500 shares of common stock for issuance upon exercise of outstanding common stock purchase warrants. The warrants include notice of exercise and instructions for delivery of payment to Genesis, and any exercising Warrant Holder will initiate the exercise process by filling in the exercise documents. Upon receipt of payment for Warrant exercise, Genesis will instruct the transfer agent to distribute the appropriate number shares to the Warrant Holder in accordance with the Warrant terms.

         SERIES A PREFERRED SHARES. Genesis is also seeking to raise up to $1,000,000 in gross offering proceeds from an offering of Series A Preferred Shares. The Series A Preferred offering is being conducted on a best efforts basis by the officers and directors of Genesis. The officers and directors will not receive a commission for sale of the Preferred Shares. No minimum offering amount has been established for the Series A Preferred offering and no escrow account has been established for the offering. All funds received by Genesis from the offering of Series A Preferred Shares will be deposited into a general account and will be immediately available to Genesis for the purposes described in this prospectus.

         In conducting the offering of the preferred shares, the officers and directors will rely on the exemption from registration as broker-dealers afforded by Rule 3a4-1 of the Securities Exchange Act of 1934. The persons that will perform the best efforts offering on behalf of Genesis are Douglas Greybill and Brad Herr, both of whom are employees and will have substantial duties with Genesis following the offering. Neither Mr. Greybill nor Mr. Herr will participate in any other offering of securities on behalf of Genesis or any other issuer during the twelve months following the offering, except as permitted by law. Neither Mr. Greybill nor Mr. Herr has been a broker-dealer or associated with a broker-dealer within the preceding twelve months. No compensation will be paid Mr. Greybill or Mr. Herr for their activities in offering or selling the preferred stock.

          In order to subscribe for the Series A Preferred Shares, each prospective investor will be required to complete a copy of the subscription form that will be provided with this prospectus, and to submit payment for the shares being purchased. Checks should be made payable to Genesis Financial, Inc. We have the unconditional right to accept or reject any subscription. If rejected, the payment will be promptly refunded to the prospective investor without interest.

         The offering of Series A preferred stock will continue until December 31, 2003 unless sooner terminated at the election of Genesis or upon being fully subscribed.

                         SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for any of our Shares and there can be no assurance that a significant public market for any of our Shares will be developed or sustained after this offering. After this offering is completed, we will seek one or more market makers to make application with the OTCBB to allow quotation of our stock on the Over the Counter Bulletin Board system (OTCBB). If our stock is allowed for quotation, a public market for our shares may develop. No assurances can be given that quotation of our shares will be allowed, or if allowed that an active market in our stock will develop.

If a public market for our shares develops after this offering, sales of substantial amounts of our common stock and/or Series A preferred stock in the public market after this offering, or the possibility of those sales occurring could adversely affect the prevailing market price for our Shares and could impact our ability to raise equity capital from public markets in the future.

Upon completion of this offering, there will be 2,350,000 Shares of our common stock outstanding and 100,000 shares of our Series A preferred stock outstanding, assuming the offering is fully subscribed. The Common Shares being distributed to TFS Shareholders (737,280), the 125,000 Common Shares being registered for exercise of warrants, and the 100,000 Shares of Series A preferred stock being offered to new investors by this prospectus, if actually sold or distributed, will be freely tradable without restriction under the Securities Act, unless purchased by an affiliate of ours, as that term is defined under the rules and regulations of the Securities Act.

Of our outstanding common stock, the remaining 1,387,720 Common Shares are considered "restricted securities" as defined in Rule 144 under the Securities Act. These Shares were issued in private transactions and have not been registered under the Securities Act and, therefore, may not be sold unless registered under the Securities Act or sold pursuant to an exemption from registration, such as the exemption provided by Rule 144.

In general, under Rule 144, beginning 90 days after the completion of this offering, a person, or persons whose Shares are aggregated, who has beneficially owned restricted Shares for at least one year, including the holding period of any prior owner who is not an affiliate of ours, would be entitled to sell within any three-month period, a number of Shares that does not exceed the greater of:

         o one percent, or approximately 11,500 Shares following this offering, of the number of Shares of our common stock then outstanding; or

         o the average weekly trading volume of our common stock during the four calendar weeks preceding the sale.

Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and to the availability of current public information about us.

         Under Rule 144(k), a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the Shares for at least two years, including the holding period of any prior owner who is not an affiliate of ours, would be entitled to sell those Shares under Rule 144(k) without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

         The existence of substantial restricted securities could have a depressant effect on the market price for our securities should any public market develop. We have not obtained any lock-up or restrictive agreements with any of our shareholders beyond the basic provisions of Rule 144 that would restrict their ability to sell their shares.

         Genesis has authorized 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. After this offering, Genesis will have 97,750,000 Common Shares and 9,900,000 Preferred Shares available for distribution upon Board of Direct approval. These shares can be issued for consideration and for purposes that the Board of Directors consider fair in the circumstances, without further action by the shareholders.

                         STATEMENT AS TO INDEMNIFICATION

         Our Articles of Incorporation and Bylaws authorize us to indemnify our Officers, Directors and Agents for all costs and expenses incurred in defense of any suit in which they may be named as defendants arising from any action on behalf of or related to the company. We have also agreed to reciprocal indemnification provisions with the Underwriter in accordance with the terms of the Underwriting Agreement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our Officers, Directors, or Agents, or persons controlling us, pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


                                  LEGAL MATTERS

         The validity of the authorization and issuance of the Securities offered hereby will be passed upon for Genesis by Workland & Witherspoon, PLLC, Spokane, Washington, as our legal counsel.

                                   ACCOUNTANT

Our financial statements as of December 31, 2002 and for the period from January 24, 2002 (inception) through December 31, 2002 included in this prospectus have been so included in reliance on the report of LeMaster & Daniels PLLC, Certified Public Accountants, given on the authority of such firm as experts in auditing and accounting.

                                   LITIGATION

         Genesis is not currently involved in any litigation as either a plaintiff or a defendant.

                           SUPPLEMENTAL SALES MATERIAL

         Genesis has not authorized any sales material to be used in connection with this offering.

               WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the Shares offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the Shares offered by this prospectus, reference is made to the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete and are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement, including all amendments, exhibits and schedules thereto, may be inspected without charge at the offices of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street NW, Washington, D.C. 20549. Copies of this material may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street NW, Washington, DC. 20549.You may contact the Public Reading Reference Room for additional information at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a Web site (http://www.sec.gov) through which the registration statement and other information can be retrieved.

Upon effectiveness of the registration statement, we will be subject to the reporting and other requirements of the Securities Exchange Act of 1934 and intend to furnish our stockholders annual reports containing financial statements audited by our independent accountants and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.

GENESIS FINANCIAL, INC.
--------------------------------------------------------------------------------


FINANCIAL STATEMENTS

GENESIS FINANCIAL, INC.
--------------------------------------------------------------------------------

CONTENTS
================================================================================


                                                                      Page
                                                                      ----

INDEPENDENT AUDITORS' REPORT                                          FS-3

FINANCIAL STATEMENTS

     Balance sheet                                                    FS-4

     Statement of income                                              FS-5

     Statement of stockholders' equity                                FS-6

     Statement of cash flows                                          FS-7

     Notes to financial statements                      FS-8 through FS-13

                          INDEPENDENT AUDITORS' REPORT


Board of Directors
Genesis Financial, Inc.
Spokane, Washington


We have audited the accompanying balance sheet of Genesis Financial, Inc., as of December 31, 2002, and the related statements of income, stockholders' equity, and cash flows for the period from January 24, 2002 (inception) through December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Genesis Financial, Inc., as of December 31, 2002, and the results of its operations and its cash flows for the period from January 24, 2002 (inception) through December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.


                                                /s/ LeMASTER & DANIELS PLLC
                                                Certified Public Accountants

Spokane, Washington
March 7, 2003

GENESIS FINANCIAL, INC.
--------------------------------------------------------------------------------
BALANCE SHEET
================================================================================

                                                                        DECEMBER 31,       MARCH 31,
                                                                            2002             2003
                                                                        -----------       -----------
ASSETS                                                                                    (Unaudited)
CURRENT ASSETS:
Cash                                                                    $   344,304       $   239,135
Accrued receivables                                                           7,980            14,421
Inventory of contracts                                                    1,320,883         1,823,026
Prepaid expenses                                                              2,812             2,804
                                                                        -----------       -----------
Total current assets                                                      1,675,979         2,079,386

OTHER ASSETS:
Securities available for sale                                               200,000           192,500
Deferred registration costs                                                   4,950            28,856
Deposits                                                                        200               200
                                                                        -----------       -----------
Total other assets                                                          205,150           221,556

FURNITURE & EQUIPMENT, less accumulated depreciation
of $1,529 and $1,923, respectively                                            7,714             7,320
                                                                        -----------       -----------
                                                                        $ 1,888,843       $ 2,308,262
                                                                        ===========       ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Line of credit, affiliated company                                      $ 1,055,525       $ 1,433,318
Accrued expenses                                                             17,594            23,695
                                                                        -----------       -----------
Total current liabilities                                                 1,073,119         1,457,013
                                                                        -----------       -----------

COMMITMENTS

STOCKHOLDERS' EQUITY
Common stock - 100,000,000 shares, $0.001 par value, authorized;
2,225,000 and 2,237,500 issued and outstanding, respectively                  2,225             2,238
Preferred stock - 10,000,000 shares, $0.001 par value, authorized;
none issued                                                                      --                --
Additional paid-in capital                                                  931,675           956,662
Retained earnings (deficit)                                                 (68,176)          (50,151)
Accumulated other comprehensive loss                                        (50,000)          (57,500)
                                                                        -----------       -----------
Total stockholders' equity                                                  815,724           851,249
                                                                        -----------       -----------
                                                                        $ 1,888,843       $ 2,308,262
                                                                        ===========       ===========

--------------------------------------------------------------------------------
See accompanying notes to financial statements

GENESIS FINANCIAL, INC.
--------------------------------------------------------------------------------
STATEMENT OF INCOME
================================================================================

                                          PERIOD FROM                              PERIOD FROM
                                        JANUARY 24, 2002         THREE MONTHS   JANUARY 24, 2002
                                       (INCEPTION) THROUGH          ENDED      (INCEPTION) THROUGH
                                         DECEMBER 31, 2002      MARCH 31, 2003      MARCH 31, 2002
                                         -----------------      --------------      --------------
REVENUE:                                                         (Unaudited)         (Unaudited)
  Contract sales revenues, net              $   209,419          $    34,506                  --
  Interest income from contracts                 68,843               51,683                  --
  Broker and extension fees                      29,688               34,900                  --
  Other income                                    4,625                1,828                  --
                                            -----------          -----------         -----------
OPERATING REVENUE                               312,575              122,917                  --
                                            -----------          -----------         -----------

EXPENSES:
  Compensation and related expenses             205,349               58,330              31,551
  Outside consultants                            20,000                   --              20,000
  Interest expense, related party                47,607               20,788               7,137
  Office and startup expenses                    33,502                2,683              25,762
  Other expenses                                 69,714               21,220              13,910
  Excise tax expense                              4,579                1,871                  --
                                            -----------          -----------         -----------
                                                380,751              104,892              98,360
                                            -----------          -----------         -----------

NET INCOME (LOSS)                           $   (68,176)         $    18,025         $   (98,360)
                                            ===========          ===========         ===========

BASIC INCOME (LOSS) PER SHARE               $     (0.03)         $      0.01         $     (0.05)
                                            ===========          ===========         ===========
WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING                            2,004,154            2,233,334           1,900,000
                                            ===========          ===========         ===========


--------------------------------------------------------------------------------
See accompanying notes to financial statements.

GENESIS FINANCIAL, INC.
--------------------------------------------------------------------------------
STATEMENT OF STOCKHOLDERS'           EQUITY FOR THE PERIOD FROM JANUARY 24, 2002
                                       (INCEPTION) THROUGH DECEMBER 31, 2002 AND
                                       FOR THE THREE MONTHS ENDED MARCH 31, 2003
================================================================================

                                                                                              Accumulated
                                                                 Additional      Retained         Other
                                                    Common         Paid-in       Earnings    Comprehensive
                                                     Stock         Capital       (Deficit)        Loss           Total
                                                   ---------      ---------      ---------      ---------      ---------
BALANCES, JANUARY 24, 2002
(INCEPTION)                                        $      --      $      --      $      --      $      --      $      --

ADD (DEDUCT):
Common stock issued for cash:
1,400,000 shares issued to founders
at $0.001 per share                                    1,400             --             --             --          1,400
450,000 shares at $1 per share                           450        449,550             --             --        450,000
125,000 shares at $2 per share                           125        249,875             --             --        250,000
Offering Costs Incurred                                             (17,500)                           --        (17,500)

Exchange of 250,000 shares of
common stock for 50,000 shares
of Temporary Financial Services, Inc.                    250        249,750             --             --        250,000
Comprehensive loss:
Net loss for the period from
January 24, 2002 (inception)
through December 31, 2002                                                --        (68,176)            --        (68,176)
Unrealized loss on securities available
for sale                                                  --             --                       (50,000)       (50,000)
                                                                                                               ---------
Total comprehensive loss                                                                                        (118,176)
                                                   ---------      ---------      ---------      ---------      ---------
BALANCES, DECEMBER 31, 2002                            2,225        931,675        (68,176)       (50,000)       815,724

Common stock issued for cash,
12,500 shares at $2.00 per
share (unaudited)                                         13         24,987             --                       25,000
Comprehensive Income:
Net income for the three months
ended March 31, 2003 (unaudited)                          --             --         18,025                       18,025
Unrealized loss on securities available
for sale                                                  --             --                        (7,500)       (7,500)
                                                                                                ---------      ---------
Total comprehensive income                                                                                       10,525
                                                                                                               ---------
BALANCES, MARCH 31, 2003 (unaudited)               $   2,238      $ 956,662      $ (50,151)     $ (57,500)     $ 851,249
                                                   =========      =========      =========      =========      =========


--------------------------------------------------------------------------------
See accompanying notes to financial statements

GENESIS FINANCIAL, INC.
--------------------------------------------------------------------------------
STATEMENT OF CASH FLOWS
================================================================================

                                                     JANUARY 24, 2002      THREE MONTHS        JANUARY 24, 2002
                                                    (INCEPTION) THROUGH       ENDED        (INCEPTION) THROUGH
                                                     DECEMBER 31, 2002    MARCH 31, 2003       MARCH 31, 2002
                                                     -----------------    --------------       --------------
INCREASE (DECREASE) IN CASH                                                 (Unaudited)          (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                      $   (68,176)         $    18,025          $   (98,360)
                                                       -----------          -----------          -----------
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation                                                 1,529                  394                  323
Increase in accrued receivables                             (7,980)              (6,441)                  --
Increase in inventory of contracts                      (1,320,883)            (502,143)                  --
(Increase) decrease in prepaid expenses                     (2,812)                   8               (4,513)
Increase in deposits                                          (200)                  --                 (200)
Increase in deferred registration costs                     (4,950)             (23,906)                  --
Increase in accrued expenses                                17,594                6,101                3,980
                                                       -----------          -----------          -----------
Total adjustments                                       (1,317,701)            (525,987)                (410)
                                                       -----------          -----------          -----------
Net cash used in operating activities                   (1,385,877)            (507,962)             (98,770)
                                                       -----------          -----------          -----------

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to furniture and equipment                        (9,244)                  --               (9,244)
                                                       -----------          -----------          -----------
CASH FLOWS FROM FINANCING ACTIVITIES
Sales of stock for cash                                    683,900               25,000              251,400
Proceeds from note                                              --                   --              200,000
Proceeds from line of credit, net                        1,055,525              377,793                   --
                                                       -----------          -----------          -----------
Net cash provided by financing activities                1,739,425              402,793              451,400
                                                       -----------          -----------          -----------

NET INCREASE (DECREASE) IN CASH                            344,304             (105,169)             343,386
CASH, BEGINNING OF PERIOD                                       --              344,304                   --
                                                       -----------          -----------          -----------
CASH, END OF PERIOD                                    $   344,304          $   239,135          $   343,386
                                                       ===========          ===========          ===========



SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
FINANCING ACTIVITIES:

Exchange of 250,000 shares of common stock for
50,000 shares of Temporary Financial
Services, Inc. common stock                            $   250,000          $        --          $   250,000
                                                       ===========          =========            ===========
CASH PAYMENTS OF INTEREST                              $    47,607          $    16,096          $     5,000
                                                       ===========          ===========          ===========



--------------------------------------------------------------------------------
See accompanying notes to financial statements.

Information at March 31, 2003 and for the three months ended March 31, 2003 and the period from January 24, 2002 (inception) through March 31, 2002 is unaudited.


NOTE 1 -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
--------------------------------------------------------------------------------

Organization:

The accompanying financial statements are those of Genesis Financial, Inc., incorporated in Washington State on January 24, 2002 (the "Company"). The Company has selected December 31 as its fiscal year end.

The Company is engaged in the business of purchasing and selling receivable contracts. These receivables contracts consist of real estate contracts and mortgage notes collateralized by first position liens on residential and commercial real estate. The receivables collateralized by real estate are typically non-conventional because they are originated as a result of seller financing, or the underlying property is non-conventional.

The Company invests in receivables contracts using equity funds and funds generated from external borrowing under a line of credit facility from an affiliated company.

Summary of Significant Accounting Policies:

Use of estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates used herein include those relating to management's estimate of market value of contracts held in inventory and the deferred tax asset valuation allowance. It is reasonably possible that actual results could differ in the near term from those and other estimates used in preparing these financial statements and such differences could be material.

Cash - Cash consists of demand deposits, including interest-bearing accounts, held in a local bank.

Inventory of Contracts - Real estate contracts and mortgage notes held in inventory for resale are carried at the lower of cost (outstanding principal adjusted for net discounts and capitalized acquisition costs) or market value, determined on an aggregate basis by major type of receivable. Gains or losses on sales are recognized utilizing the aggregation method for financial reporting and income tax purposes at the time of sale. Interest on these receivables is included in interest income during the period held for sale.

The Company holds receivables contracts in inventory pending sale. Typically, the Company attempts to sell receivables contracts three to six months after acquisition. This holding period allows the contracts to season, which typically increases the value of the receivables in the secondary market. At December 31, 2002 and March 31, 2003 the Company was not holding any contracts for investment. If contracts are held for investment, they will be classified as investment in real estate contracts at the time the decision to hold is made.

Investment in affiliated company - The Company's investment in common stock of Temporary Financial Services, Inc., an available for sale security (see Note 4) is stated at fair value and unrealized holding gains and losses, net of the related deferred tax effect (when applicable), are reported as a separate component of stockholders' equity. For the periods ended March 31, 2003 and December 31, 2002, unrealized losses on available for sale securities are reflected in accumulated other comprehensive loss.

Office furniture and equipment - Office furniture and equipment are stated at cost. Depreciation is computed using the straight-line method over estimated useful lives of seven years for furniture and five years for equipment.

Revenue recognition - The Company generates revenues from interest income on contracts held for resale, and from profits on sales of receivables contracts held in inventory. Sales of receivables are recognized when each sales transaction closes.

Mark to market adjustments - The Company evaluates the estimated market value of its contracts held in inventory at the end of the period and adjusts the values to reflect decreases in market value below cost. The adjustment to market value is made by adjusting the aggregate future cash flows from receivables contracts to net present value using the Company's calculated cost of capital as the interest factor. The adjustment is made on an aggregate basis by major contract type. Currently the Company breaks its properties into the following categories: residential properties, commercial properties, and land. At December 31, 2002 and March 31, 2003 management determined that no adjustments for declines in market value were warranted.

Income tax - Deferred taxes are provided, when material, on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. There were no material temporary differences for the periods presented. Deferred tax assets, subject to a valuation allowance, are recognized for future benefits of net operating losses being carried forward.

Earnings per share - Basic earnings (loss) per common share has been computed on the basis of the weighted-average number of common shares outstanding during the period presented. Diluted earnings (loss) per common share is computed on the basis of the number of shares that are currently outstanding plus the number of shares that would be issued pursuant to outstanding warrants and stock options. Basic and diluted loss per share were the same for the period presented as all potential issuances of common shares were antidilutive.

NOTE 2 -- RELATED-PARTY TRANSACTIONS:
--------------------------------------------------------------------------------

The Company operates under a $2,000,000 line of credit facility from Temporary Financial Services, Inc. (TFS). (See Note 5). TFS is affiliated with the Company through ownership of approximately 45 % of the total issued and outstanding shares of the Company. In addition, an officer and director of TFS is also an officer and director of Genesis.

From time to time, TFS and affiliates participate with the Company in purchasing contracts that would otherwise be too large for the Company to purchase on its own. These joint-venture purchases are negotiated on a case by case basis depending on the circumstances of each individual contract. TFS shares in a portion of the profit from joint-venture purchases at the time the receivables contract that is the subject of the joint venture is sold. From time to time, the Company may also sell contracts from inventory or broker transactions directly to TFS and one or more affiliates of TFS. From inception through December 31, 2002, TFS participated as joint venture partner on contracts with an aggregate cost of $585,500, and the Company brokered transactions to an affiliate of TFS with an aggregate cost of $184,286. The Company received joint venture profits of $107,500, brokerage fees of $21,725, and is still holding one joint venture contract with a cost basis to Genesis of $90,250 from these transactions. In the three months ended March 31, 2003, the Company brokered one additional contract to TFS with an aggregate cost of $820,000 and TFS acquired a partial interest in a second contract in the amount of $50,000. The Company received brokerage fees of $31,400 from these transactions. No contracts were joint ventured or brokered to any affiliates in the period from January 24, 2002 (inception) through March 31, 2002.

TFS provides the Company with bookkeeping services for $500 per month ($5,500 for the period from January 24, 2002 through December 31, 2002). In addition, TFS provides financial consulting services to the Company. Compensation for financial consulting is paid at negotiated rates on a project by project basis. Through December 31, 2002, Genesis paid TFS consulting fees totaling $17,500. For the three months ended March 31, 2003, and the period from January 24, 2002 (inception) through March 31, 2002, Genesis paid TFS consulting fees of $9,000 and -0-, respectively..

NOTE 3 -- INVENTORY OF CONTRACTS RECEIVABLE:
--------------------------------------------------------------------------------

At December 31, 2002, the Company held thirty contracts in inventory with an aggregate cost of $1,320,883. Of these thirty contracts, twenty-four were secured by residential properties with an aggregate cost of $904,827, five contracts were secured by commercial properties with an aggregate cost of $395,457, and one was secured by land with an aggregate cost of 20,599. On an aggregate basis, the market values of each category of contracts (residential, commercial, and land) exceed the cost basis of the contracts and no adjustments to lower of cost or market were necessary at December 31, 2002. One commercial property contract with an aggregate cost of $38,321 was in foreclosure at December 31, 2002, and the Company had received an offer on the property that was more than sufficient to recoup all costs related to the property and its foreclosure. At December 31, 2002, the Company was seeking a higher offer on the property. No loss reserves have been established for the properties in foreclosure.

At March 31, 2003, the Company held forty-two contracts in inventory with an aggregate cost of $1,823,026. Of these forty-two contracts, twenty-five were secured by residential properties with an aggregate cost of $854,751, six contracts were secured by commercial properties with an aggregate cost of $467,516, eight were secured by land with an aggregate cost of $390,609, and three were business notes secured by business assets with an aggregate cost of $110,150. On an aggregate basis, the market values of each category of contracts (residential, commercial, land and business notes) exceed the cost basis of the contracts and no adjustments to lower of cost or market were necessary at March 31, 2003. One commercial property contract, four single family residence contracts, and two land contracts with aggregate costs of $449,993 were delinquent in various stages of the foreclosure process at March 31, 2003. The estimated net recovery values of these delinquent properties exceed Genesis' cost basis in the contracts and no loss reserves have been established for the delinquent properties at March 31, 2003.

NOTE 4 -- INVESTMENTS IN AFFILIATES:
--------------------------------------------------------------------------------

As part of the original seed funding agreement between Genesis and TFS, Genesis exchanged 250,000 shares of its common stock for 50,000 restricted common shares of Temporary Financial Services, Inc., an affiliated company. As a result, the Company owns 6.8% of the issued and outstanding stock of TFS. At December 31, 2002, the fair value of the investment had declined from its original cost of $250,000 to $200,000; accordingly, the investment's carrying value was reduced to fair value. In the first three months of 2003, the value of the investment declined further to $192,500 and carrying value has been reduced by an additional $7,500 to reflect fair value at March 31, 2003.

NOTE 5 -- LINE OF CREDIT:
--------------------------------------------------------------------------------

At December 31, 2002, the Company had an outstanding balance of $1,055,525 against a $2,000,000 line-of-credit with Temporary Financial Services, Inc.
(TFS), an affiliated Company. The line-of-credit is secured by all assets of the Company and bears interest at two percent above the Sterling Savings Bank prime rate plus an origination fee of two points. The interest rate on the line of credit was 6.25% on December 31, 2002. The line of credit agreement requires that the Company maintain a debt to equity ratio of no greater than 3.0. Borrowings under the line are also personally guaranteed by two officers/directors. The line-of-credit agreement in effect as December 31, 2002 expires on August 15, 2003 and any outstanding balance is due on that date. For the period from January 24, 2002 through December 31, 2002, the Company paid or accrued $42,607 in interest on the line and a separate note, and $5,000 for the origination fee.

On April 1, 2003, Genesis entered into a new agreement with TFS extending the line of credit through February 15, 2004. The new agreement increased the interest rate on the line of credit to 8% per annum. The renewal also included a $20,000 commitment fee payable $5,000 in cash and $15,000 in restricted securities valued at $1.00 per share. Other terms of the line of credit set forth in the original agreement carried forward under the new agreement. The balance due on the line of credit at March 31, 2003 was $1,433,318. For the three months ended March 31, 2003, and the period from January 24, 2002 (inception) through March 31, 2002, the Company paid or accrued $20,788 and -0-, respectively, in interest under the line of credit.

NOTE 6 -- CAPITAL STOCK:
--------------------------------------------------------------------------------

Shares Issued to Officers/Directors and Consultant:

Upon incorporation, the Company entered into founders subscription agreements with three officer/directors, a seed capital investor (TFS), and a consultant for a total of 1,400,000 common shares at an initial investment of $0.001 per share or $1,400 in the aggregate. In addition to the founders shares, two officer/directors and the seed capital investor purchased 250,000 shares of common stock at a purchase price of $1.00 per share. The Company also exchanged 250,000 shares of its common stock for 50,000 shares of TFS common stock valued at $250,000 and TFS invested $200,000 in a convertible note that was converted into 200,000 shares of common stock on September 30, 2002. As a result of these initial transactions, at December 31, 2002, the Company had issued 2,100,000 shares of common stock to the founders and seed capital investors for aggregate value of $701,400.

Private Placements:

On June 30, 2002, the Company began offering a private placement of 250,000 Units with each Unit consisting of one share of common stock and one common stock purchase warrant at an offering price of $2.00 per Unit. As of December 31, 2002, a total of 125,000 shares were sold in the private offering. The gross proceeds for the private placement totaled $250,000 and offering expenses totaled $17,500 for net capital of $232,500. The warrants allow the holder to purchase one additional share of common stock per warrant at $3 per share through the warrant expiration date on June 30, 2003. No warrants had been exercised through December 31, 2002.

In February 2003, the Company issued 12,500 shares of common stock and 12,500 common stock purchase warrants to a private investor in consideration of $25,000. The terms of this investment were the same as the terms of the June 30, 2002 private placement offering. No commissions or expenses were incurred in connection with this private placement.

Preferred Stock:

Shares of the Company's authorized but unissued preferred stock, if issued, are entitled preference over common shares in distribution of assets upon the Company's liquidation or dissolution. Preferred shares have no stated dividend rate.

Stock Option Plan:

On April 10, 2002, the Board of Directors approved the Genesis Financial, Inc. Stock Option Plan (the Plan), and the Plan was subsequently approved by the Shareholders of the Company on May 2, 2002. The plan allows for issuance of Incentive Stock Options ("ISO's") and Non-statutory Stock Options. The maximum number of shares that may be subject to option and sold under the Plan is 650,000 shares.

From January 24, 2002 (inception) through December 31, 2002, the Company issued ISO's to acquire 399,500 shares to employees of the Company. Twenty percent of the ISO's vest on the date of grant, and 20% vest on the anniversary date of the grant in each of the four succeeding years. The ISO's are exercisable at $1.20 per share. If not exercised prior to April 15, 2007, the options expire. The ISO's also expire 30 days after the recipient ceases to be an employee for the Company, or one year after the employee's death.

The Company also issued Non-statutory Stock Options (NSO's) to acquire 120,000 shares to service providers to the Company. Twenty percent of the NSO's vest on the date of grant, and 20% vest on the anniversary date of the grant in each of the four succeeding years. The NSO's are exercisable at $1.20 per share. If not exercised prior to April 15, 2007, the options expire. The NSO's also expire 30 days after the recipient ceases to be a service provider for the Company, or one year after the service provider's death. The issuance of these options did not result in a compensation element, as there are no specified services required and the value of the underlying stock was less than the estimated fair value of the options' exercise proceeds at the grant date.

In accounting for the ISO's, the Company applied APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations. Under APB Opinion No. 25, because the exercise price of our outstanding stock options is not less than the market price of the underlying stock on the date of grant, no compensation cost is recognized. The Company has adopted the pro forma disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." If the Company had elected to recognize compensation expense based on the fair value of the options granted at the grant date as prescribed by SFAS No. 123, the Company's net loss and loss per share amounts for the period presented would not have differed from that presented. Assumptions used in the fair value estimate included a risk-free interest rate of 3.1%, an expected option life of five years, and a -0-% dividend rate.

As of December 31, 2002, 130,500 shares of common stock were available for future grant under the Plan. A total of 103,900 options were exercisable at December 30, 2002. No options had been exercised through March 31, 2003.

NOTE 7 - INCOME TAX:
--------------------------------------------------------------------------------

The Company generated a tax-basis net operating loss of approximately $68,000 for the period from January 24, 2002 through December 31, 2002, which is available for carryover to offset future taxable income through 2022.

At December 31, 2002, and March 31, 2003, the Company had a deferred income tax asset relating to the following: March 31, December 31, 2003 2002


Net operating loss carryover                     $ 12,000    $ 17,000
Unrealized loss on available for sale security     14,000      12,000
                                                   ------      ------
Gross deferred tax asset                           26,000      29,000
Less: deferred tax asset valuation allowance      (26,000)    (29,000)
                                                 --------    --------
Net deferred tax asset                           $     --    $     --
                                                 ========    ========


The deferred tax asset was fully offset by a valuation allowance because of uncertainties if the Company will generate sufficient future taxable income to generate the tax benefit. For the period ended December 31, 2002, the period from January 24, 2002 (inception) through March 31, 2002, and the period ended March 31, 2003, and respectively, the income tax benefit (provision) differed from the $17,000, $24,000, and ($4,000) expected amounts because of the impact of recognizing the deferred tax asset valuation allowance.

NOTE 8 -- OPERATING LEASES:
--------------------------------------------------------------------------------

In January 2002, the Company entered into an operating lease of its office premises. Also in 2002, the Company leased certain office equipment under an operating lease agreement. Following are the commitments under the leases for the fiscal years ending December 31 of each year:

                  2003                                          18,747
                  2004                                          21,972
                  2005                                          21,972
                  2006                                          22,872
                  2007                                           1,906

Minimum rent expense incurred for the the period ended December 31, 2002, the period from January 24, 2002 (inception) through March 31, 2002, and the period ended March 31, 2003, were $17,500, $1,999 and $5,992, respectively.

NOTE 9 - FAIR VALUE OF FINANCIAL INSTRUMENTS:
--------------------------------------------------------------------------------

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash, Accrued Receivables, Inventory of Contracts, Accrued Expenses, and Line of Credit - the carrying amounts approximate fair value because of the short maturity or holding period of these instruments.

Investment in Affiliated Company - the fair value of the investment in restricted stock is estimated to approximate cost based on the estimated fair value of the investee's underlying net assets.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24. Indemnification of Officers and Directors

     We are authorized by our Articles of Incorporation and Bylaws by to indemnify, agree to indemnify or obligate our company to advance or reimburse expenses incurred by our Directors, Officers, employees or agents in any Proceeding (as defined in the Washington Business Corporation Act) to the full extent of the laws of the State of Washington as may now or hereafter exist.

     A corporation's basic authority to indemnify is set forth in Section 23B.08.510 of the Business Corporation Act. The section is structured to first define generally what the corporation may indemnify and then specify exceptions for which the corporation is not permitted to indemnify.

     A corporation may indemnify an individual who has been made a party to a proceeding because the individual is or was a director, against liability incurred in the proceeding if:

     (a) The individual acted in good faith; and

     (b) The individual reasonably believed:

          (i) In the case of conduct in the individual's official capacity with the corporation, that the individual's conduct was in its best interests; and

          (ii) In all other cases, that the individual's conduct was at least not opposed to its best interests; and

     (c) In the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful.

     Section 23B.08.510 defines the "outer limits" for which indemnification (other than as authorized by shareholder action) is permitted. If a director's conduct falls outside these limits, the director, however, is still potentially eligible for court-ordered indemnification under other provisions. Conduct falling within these broad guidelines is permissive; it does not entitle directors to indemnification. There is a much more limited area of mandatory indemnification. We have, however, however, through bylaw provisions, obligated themselves to indemnify directors to the maximum extent permitted by law.

     The general standards for indemnification are closely related to the basic statutory provision defining the general standards of director conduct. The indemnity standards, however, are lower. Section 23B.08.300 (general standards of conduct) includes a requirement that directors exercise the "care an ordinarily prudent person in a like position would exercise." This standard is not contained in the standard for indemnification, which only requires that directors act" in good faith" and that they "reasonably believe" that their actions are either in the corporation's best interests or at least not opposed to those best interests. It is possible that a director who falls below the standard of conduct prescribed by the Business Corporation Act may meet the standard for indemnification under Section 23B.08.510. Further, with respect to the reverse, the courts have stated that it is clear that a director who has met the... standards of conduct would be eligible in virtually every case to be indemnified under Section 23B.08.510.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted against us by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


Item 25. Other Expenses of Issuance and Distribution

         The estimated expenses payable in connection with the registration of the Shares is as follows:

          SEC Registration                                $  1,000
          Accounting Fees and Expenses                      13,000
          Transfer Agent Fees                                3,500
          Professional Fees and Expenses                    25,000
          Blue Sky Fees and Expenses                         5,000
          Misc.                                              2,500
          Total                                            $50,000

Item 26. Recent Sales of Unregistered Securities

         Genesis Financial, Inc. was organized on January 24, 2002. At the time of organization, Genesis sold founders' shares to officers, directors, and an affiliated company. A total of 1,400,000 founders' shares were sold for $.001 per share or $1,400 in the aggregate. Michael Kirk, President and Douglas Durham, Chairman of the Board, each received 500,000 founders shares, TFS received 350,000 founders shares and John R. Coghlan received 50,000 founders' shares. In addition, Michael Kirk and Douglas Durham each purchased 25,000 share apiece for $25,000 each, and TFS purchased 200,000 shares for $200,000 and exchanged 50,000 shares of TFS common stock for 250,000 shares of Genesis common stock. TFS also acquired a $200,000 convertible debt instrument. Following these transactions, Michael Kirk and Douglas Durham each held 525,000 shares, TFS held 800,000 shares and a $200,000 convertible note, and John R. Coghlan held 50,000 shares. Subsequently, on September 30, 2002, TFS converted its convertible note into 200,000 shares of common stock, at which time there were 2,100,000 shares issued an outstanding. All of these shares were issued in reliance on the
Section 4(2) exemption from registration under the Act. The sales were made to officers, directors, and one sophisticated affiliated investor, in private transactions without means of any public solicitation. The shares are considered control shares and are marked with a legend restricting further transfer unless the shares are first registered or qualify for an exemption. Each investor indicated his or its intention to hold for investment purposes and not for resale.

         Beginning in June, 2002, Genesis offered 250,000 units at an offering price of $2.00 per Share. Each unit consisted of one share of common stock and one common stock purchase warrant exercisable at $3.00 per share any time until April 30, 2002. The offering was terminated on October 31, 2002 after selling a total of 125,000 units to 11 purchasers. Each purchaser was an accredited investor and each investor was deemed to be sophisticated based on prior investment experience and knowledge of investing. The units were issued in reliance on an exemption from registration under the Securities Act of 1933 (the "Act") afforded by Section 4(2) of the Act and Rule 506 of Regulation D adopted under thereunder.

         In Febraury, 2003, an investor that had expressed interest in the private placement offering delivered payment for 12,500 units on the same terms as offered in the private placement. After consideration of the circumstances, the Company determined that the additional units could also be issued in reliance on an exemption from registration under the Securities Act of 1933 (the "Act") afforded by Section 4(2) of the Act and Rule 506 of Regulation D adopted under thereunder. Each purchaser was an accredited investor and each investor was deemed to be sophisticated based on prior investment experience and knowledge of investing.

         In the aggregate, 137,500 units were sold in the private placements, consisting of 137,500 common shares and 137,500 warrants exercisable at $3.00. Following the private placements, Genesis had 2,237,500 shares issued an outstanding.

         Each of the certificates issued in connection with the above offerings contained a restrictive legend in substantially the following form:

         The Securities represented by this certificate have not been registered under the Securities Act of 1933 (the "Act") and may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act or pursuant to an exemption from registration under the Act, the availability of which is to be established by opinion of counsel satisfactory to Genesis to the effect that in the opinion of such counsel such registration in not required

None of the Shares were offered by means of advertising or general solicitation. No commissions were paid directly or indirectly to any person in connection with the offer or sale of any of the Shares.

Item 27. Exhibits

Exhibit       Description
-------       -----------

2             Stock Investment Agreement*

2.1           Convertible Note*

2.2           Exhibit B*

2.3           Exhibit C*

2.4           Option to Acquire Shares*

2.5           Durham Employment Agreement*

2.6           Kirk Employment Agreement*

2.7           Confidentiality Agreement*

3.1           Articles of Incorporation*

3.2           Amended and Restated Articles of Incorporation*

3.3           Bylaws*

3.4           Articles of Amendment Creating Series A Cumulative Preferred Stock

4             Stock Option Plan*

5             Opinion of Counsel

10.1          Warehousing Line of Credit Promissory Note*

10.2          LOC Funding Procedures*

10.3          Financial Covenants*

10.4          Security Agreement*

10.5          Guaranty Agreement*

10.6          February 15, 2003 Addendum to Warehousing Line of Credit
              Promissory Note

10.7          April 1, 2003 Addendum to Warehousing Line of Credit Promissory
              Note

10.8          Real Estate Contract Purchase Joint Venture Agreement dated
              December 18, 2002

10.9          Real Estate Contract Purchase Joint Venture Agreement dated March
              5, 2003

10.10         Real Estate Contract Purchase Servicing Agreement dated March 21,
              2003

23.1          Consent of accountants

23.2          Consent of counsel (Note 1 included with Exhibit 5))

* As previously filed with Form SB-2, SEC File Number 333-103331, on February 20, 2003.


Item 28. Undertakings

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above in Item 24, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         So long as Genesis is offering securities pursuant to the prospectus included in this registration statement, we will:

         (1) File, during any period in which Genesis offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act;
                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act Genesis will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) Genesis will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         Pursuant to the requirement of the Securities Act of 1933, as amended, we have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on the 2nd day of July, 2003.

GENESIS FINANCIAL, INC.

/s/ Michael A. Kirk                             /s/ Brad E. Herr
----------------------------------              ------------------------------
Michael A. Kirk,                                Brad E. Herr,
Principal Executive Officer                     Principal Accounting Officer

         We, the undersigned directors and officers of Genesis Financial, Inc., do hereby constitute and appoint Michael A. Kirk and Brad E. Herr, or either of them, our true and lawful attorney-in-fact and agent, with full power to sign for us or any of us in our names and in any and all capacities, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462 (b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents required in connection therewith, and with full power to do any and all acts and things in our names and in any and all capacities, which such attorney-in-fact and agent may deem necessary or advisable to enable Genesis Financial, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement; and we hereby do ratify and confirm all that the such attorney-in-fact and agent shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      SIGNATURE                                       CAPACITY
      ---------                                       --------
 /s/ Michael A. Kirk              7/2/2003            Principal Executive Officer, President, Treasurer,
 Michael A. Kirk                                        and Director


 /s/ Douglas B. Durham            7/2/2003            Chairman of the Board
 Douglas B. Durham


 /s/ Brad E. Herr                 7/2/2003            Principal Accounting Officer, CFO, Secretary, and
 Brad E. Herr                                           Director

INDEX TO EXHIBITS

Exhibit       Description
-------       -----------

2             Stock Investment Agreement*

2.1           Convertible Note*

2.2           Exhibit B*

2.3           Exhibit C*

2.4           Option to Acquire Shares*

2.5           Durham Employment Agreement*

2.6           Kirk Employment Agreement*

2.7           Confidentiality Agreement*

3.1           Articles of Incorporation*

3.2           Amended and Restated Articles of Incorporation*

3.3           Bylaws*

3.4           Articles of Amendment Creating Series A Cumulative Preferred Stock

4             Stock Option Plan*

5             Opinion of Counsel

10.1          Warehousing Line of Credit Promissory Note*

10.2          LOC Funding Procedures*

10.3          Financial Covenants*

10.4          Security Agreement*

10.5          Guaranty Agreement*

10.6          February 15, 2003 Addendum to Warehousing Line of Credit
              Promissory Note

10.7          April 1, 2003 Addendum to Warehousing Line of Credit Promissory
              Note

10.8          Real Estate Contract Purchase Joint Venture Agreement dated
              December 18, 2002

10.9          Real Estate Contract Purchase Joint Venture Agreement dated March
              5, 2003

10.10         Real Estate Contract Purchase Servicing Agreement dated March 21,
              2003

23.1          Consent of accountants

23.2          Consent of counsel (Note 1 included with Exhibit 5))

* As previously filed with Form SB-2, SEC File Number 333-103331, on February 20, 2003.